Exhibit 10.2

Execution Version

$425,000,000 AMENDED AND RESTATED CREDIT AGREEMENT

among

FS CREDIT REAL ESTATE INCOME TRUST, INC.,

as Borrower,

The Guarantors

from Time to Time Parties Hereto,

The Several Lenders

from Time to Time Parties Hereto,

BARCLAYS BANK PLC,

as Administrative Agent

CITY NATIONAL BANK,

as Syndication Agent

M&T BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION

as Co-Documentation Agents

and

BARCLAYS BANK PLC, CITY NATIONAL BANK, M&T BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION

as Lead Arrangers and Bookrunners,

Dated as of April 23, 2024

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

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ANNEX:

A	Commitments

SCHEDULES:

1.1(a)	Disqualified Institutions
1.1(b)	Brokers
3.15	Filing Offices

EXHIBITS:

A-1	Form of Guarantee and Collateral Agreement
A-2	Form of Pledge Agreement
B	Form of Compliance Certificate
C	Form of Secretary’s Certificate
E	Form of Assignment and Assumption
F	Form of Note
G-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
G-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
G-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
G-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
H	Form of Borrowing Notice
K	Form of Borrowing Base Certificate
L	Form of Conversion/Continuation Notice
M	Form of Prepayment Notice

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AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April [23], 2024, among FS CREDIT REAL ESTATE INCOME TRUST, INC., a Maryland corporation (the “Borrower”), the Guarantors from time to time party to this Agreement, the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower is party to that certain $310,000,000 Credit Agreement, dated as of August 1, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), by and among the Borrower, the Guarantors from time to time party thereto, the several banks and other financial institutions or entities from time to time party thereto, Barclays Bank PLC as administrative agent, and the other parties thereto;

WHEREAS, the Borrower desires to amend and restate the Existing Credit Agreement in order to (x) extend the maturity date of the Revolving Credit Facility (as defined in the Existing Credit Agreement) thereunder pursuant to Section 2.4 of the Existing Credit Agreement, (y) increase the commitments in respect of the Revolving Credit Facility (as defined in the Existing Credit Agreement) to $425,000,000 in the aggregate, and (z) to make certain other changes, as set forth herein;

WHEREAS, the undersigned Lenders, constituting in excess of the Supermajority Lenders under the Existing Credit Agreement, deem this Agreement to constitute an extension of the Revolving Credit Maturity Date pursuant to Section 2.4 of the Existing Credit Agreement with respect to the 2027 Extending Lenders (as defined below) notwithstanding the notice requirements, extension length or other provisions therein;

WHEREAS, in order to consummate such refinancing, the Borrower has requested the Lenders provide a senior secured revolving loan facility in an aggregate principal amount of $425,000,000, with the proceeds thereof to be used by the Borrower or its Affiliates for operating expenses and general corporate purposes of the Borrower;

WHEREAS, the Administrative Agent, Borrower and the undersigned Lenders, constituting in excess of the Supermajority Lenders under the Existing Credit Agreement now desire to amend and restate the Existing Credit Agreement in its entirety in accordance with the terms and provisions contained herein;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1 DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2025 Loans”: as defined in Section 2.1(a).

“2025 Non-Extending Lenders”: each Lender holding a 2025 Revolving Credit Commitment or 2025 Loan, as applicable.

“2025 Revolving Credit Commitment”: as to any Lender, the obligation of such Lender, if any, to make 2025 Loans, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “2025 Revolving Credit Commitment” opposite such Lender’s name on Annex A, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the 2025 Revolving Credit Commitments on the Restatement Effective Date is $25,000,000.

“2025 Revolving Credit Commitment Period”: the period from and including the Restatement Effective Date to the 2025 Revolving Credit Termination Date.

“2025 Revolving Credit Facility” shall mean the 2025 Revolving Credit Commitments and the extensions of credit made thereunder

“2025 Revolving Credit Termination Date”: with respect to each 2025 Non-Extending Lender, August 1, 2025.

“2027 Extending Lenders”: each Lender holding a 2027 Revolving Credit Commitment or 2027 Loan, as applicable.

“2027 Loans”: as defined in Section 2.1(a).

“2027 Revolving Credit Commitment”: as to any Lender, the obligation of such Lender, if any, to make 2027 Loans, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “2027 Revolving Credit Commitment” opposite such Lender’s name on Annex A, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the 2027 Revolving Credit Commitments on the Restatement Effective Date is $400,000,000.

“2027 Revolving Credit Facility” shall mean the 2027 Revolving Credit Commitments and the extensions of credit made thereunder.

“2027 Revolving Credit Commitment Period”: the period from and including the Restatement Effective Date to the 2027 Revolving Credit Termination Date.

“2027 Revolving Credit Termination Date”: with respect to each 2027 Extending Lender, April [23], 2027, as such date may be extended pursuant to Section 2.4.

“AAA CMBS”: any CMBS having a rating of AAA or Aaa (or the equivalent, with a stable or better outlook) or higher by at least two Rating Agencies, one of which must be Fitch, Moody’s or S&P (it being acknowledged that such securities may also have a lower rating from, or may not be rated by, a Rating Agency).

“Act of Insolvency”: with respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its assets or property in an involuntary case under any applicable Debtor Relief Law now or hereafter in effect which (i) results in the entry of an order for relief or (ii) is not dismissed within 90 days, (b) the appointment by a court having jurisdiction over such Person or any substantial part of its assets or property, of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property and such appointment shall remain unstayed and in effect for a period of 90 days, (c) an order by a court having jurisdiction over such Person or any substantial part of its assets or property ordering the winding up or liquidation of such Person’s affairs, and such order shall remain unstayed and in effect for a period of 90 days, (d) the commencement by such Person of a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, (e) the consent by such Person to the entry of an order for relief in an involuntary case under any Debtor Relief Law, (f) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (g) the making by such Person of any general assignment for the benefit of creditors, or (h) the admission by such Person in writing in connection with a legal proceeding of the inability of such Person to pay its debts generally as they become due.

“Additional Lenders”: as defined in Section 2.23(b).

“Adjusted Daily Simple SOFR”: Daily Simple SOFR plus a credit spread adjustment of 0.10%; provided, that at no time will Adjusted Daily Simple SOFR be deemed to be less than the Floor.

“Adjusted Net Book Value”: with respect to any asset, the net book value determined in accordance with Borrower’s internal valuation policies in accordance with GAAP (or, with respect to any CMBS, the fair value thereof as determined solely on the basis of broker quotes from brokers listed on Schedule 1.1(b) (but in no event greater than par)) (it being understood that, with respect to the net book value of an equity interest in a CLO Issuer, an adjustment to the value of an asset held by such CLO Issuer may result in a reduction in the value of the equity interest in the CLO Issuer).

“Adjusted Term SOFR”: Term SOFR plus a credit spread adjustment of 0.10%; provided, that at no time will the Adjusted Term SOFR be deemed to be less than the Floor.

“Administrative Agent”: as defined in the preamble hereto.

“Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract or otherwise; provided that the right to designate a member of a board or manager of a Person will not, by itself, be deemed to constitute “control”.

“Agreement”: this Amended and Restated Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Margin”: (a) with respect to SOFR Loans, 2.25% and (b) with respect to Base Rate Loans, 1.25%; provided that, in each case, the Applicable Margin with respect to any Loan shall increase by (x) 0.25% on the 30th day such Loan is outstanding and (y) an additional 0.25% on the 60th day such Loan is outstanding.

“Appraisal”: an appraisal of the underlying Real Property securing any Eligible Asset prepared by a state licensed or state certified, nationally recognized appraiser, in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and in compliance with the requirements of Title 11 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and the Interagency Appraisal and Evaluation Guidelines and utilizing customary valuation methods, such as the income, sales/market or cost approaches, as any of the same may be updated by recertification from time to time by the appraiser performing such appraisal.

“Approved Fund”: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender and which is not a Disqualified Institution.

“Arrangers”: Barclays Bank PLC, City National Bank, M&T Bank and Wells Fargo Bank, National Association, in their capacity as lead arrangers and bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Available Revolving Credit Commitment”: with respect to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.21(d).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Secrecy Act”: the Bank Secrecy Act, 31 CFR 103, as amended from time to time.

“Bankruptcy Code”: Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate (which if negative shall be deemed to be 0%) in effect on such day plus 1⁄2 of 1% and (c) 1.0% per annum plus the Adjusted Term SOFR (for avoidance of doubt after giving effect to the proviso of the definition thereof) applicable to an Interest Period of one month. For purposes hereof: “Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, the Base Rate shall be determined without regard to clause (a) above until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the one-month Adjusted Term SOFR shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the one-month Adjusted Term SOFR, respectively.

“Base Rate Loans”: Loans for which the applicable rate of interest is based upon the Base Rate.

“Base Rate Term SOFR Determination Day”: as defined in the definition of “Term SOFR”.

“Benchmark”: initially, Adjusted Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Adjusted Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.21.

“Benchmark Replacement”: with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent and the Borrower for the applicable Benchmark Replacement Date:

(a) with respect to Adjusted Term SOFR, Adjusted Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment;

provided, that if the Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities.

“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.21 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.21.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefited Lender”: as defined in Section 9.7.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing”: Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Base”: subject to the Concentration Limits, as of any date of determination, in each case so long as such asset qualifies as an Eligible Asset, an amount equal to:

(a) 100% of cash and Cash Equivalents of the Loan Parties; plus

(b) with respect to each Commercial Mortgage Loan of the Loan Parties, the product of 75% multiplied by the Adjusted Net Book Value of such Commercial Mortgage Loan; plus

(c) with respect to each AAA CMBS of the Borrowing Base Parties, the product of 70%, multiplied by the Adjusted Net Book Value of such AAA CMBS; plus

(d) with respect to each Investment Grade (Non-AAA) CMBS rated by Fitch, Moody’s or S&P of the Borrowing Base Parties, the product of 50% the Adjusted Net Book Value of such Investment Grade (Non-AAA) CMBS; plus

(e) with respect to each Investment Grade (Non-AAA) CMBS rated by DBRS or KBRA of the Borrowing Base Parties, the product of 40% the Adjusted Net Book Value of such Investment Grade (Non-AAA) CMBS; plus

(f) with respect to each Commercial Mezzanine Loan or Preferred Equity Investment of the Loan Parties with Loan to Value Ratios less than or equal to 70%, the product of 50%, multiplied by the Adjusted Net Book Value of such Commercial Mezzanine Loan or Preferred Equity Investment; plus

(g) with respect to all CLO Equity Investments of the Borrowing Base Parties in which the underlying pool of loans or mortgage loans contain no Non-Performing Loans, the product of 40%, multiplied by the Adjusted Net Book Value of such CLO Equity Investments; provided that, the Borrower may, in its sole discretion, reduce the advance rate applicable under this clause (f) in order to include additional CLO Equity Investments qualifying for this clause (f) as Borrowing Base Assets without exceeding clause (i) of the definition of “Concentration Limit”; plus

(h) with respect to each Commercial Mezzanine Loan or Preferred Equity Investment of the Loan Parties with Loan to Value Ratios greater than 70% LTV and less than or equal to 80%, the product of 35%, multiplied by the Adjusted Net Book Value of such Commercial Mezzanine Loan or Preferred Equity Investment; plus

(i) with respect to each CLO Equity Investment of the Borrowing Base Parties in which the underlying pool of loans or mortgage loans contains no more than 10% Non-Performing Loans, the product of 30%, multiplied by the Adjusted Net Book Value of such CLO Equity Investments; plus

(j) with respect to each Non-Investment Grade CMBS of the Borrowing Base Parties the product of 25%, multiplied by the Adjusted Net Book Value of such Non-Investment Grade CMBS; plus

(k) with respect to each Commercial Mezzanine Loan or Preferred Equity Investment of the Loan Parties with Loan to Value Ratios greater than 80% LTV and less than or equal to 85%, the product of 15%, multiplied by the Adjusted Net Book Value of such Commercial Mezzanine Loan or Preferred Equity Investment.

“Borrowing Base Asset”: each Eligible Asset included in the Borrowing Base on the Restatement Effective Date or subsequently added to the Borrowing Base pursuant to Section 4.3 but excluding any Eligible Asset released from the Borrowing Base pursuant to Section 4.4, in each case as reflected in the most recently delivered Borrowing Base Certificate.

“Borrowing Base Asset Documents”: all documents, instruments, agreements, assignments and certificates, including without limitation, any and all loan or credit agreements, notes, allonges or endorsements, mortgages, assignments of leases and rents, security agreements, pledge agreements, assignments of contracts, environmental indemnities, guaranties, mortgagee’s title insurance policies, opinions of counsel, evidences of authorization or incumbency, escrow instructions and UCC-1 financing statements, as may be applicable, that are or may be executed (and acknowledged where applicable) and recorded and filed by an Underlying Obligor in connection with a Borrowing Base Asset, as the same may be amended or otherwise modified from time to time in accordance with this Agreement. Borrowing Base Asset Documents shall also include all agreements, permits, assurances and other instruments (such as permits and approvals) that may be delivered to the applicable Borrower by the Underlying Obligor pursuant to the Borrowing Base Asset Documents.

“Borrowing Base Certificate”: a certificate, appropriately completed that calculates the Maximum Facility Availability, substantially in the form of Exhibit K (with such modifications as to format and presentation as may be reasonably requested by the Administrative Agent upon five Business Days’ notice and consented to by Borrower), together with all supporting documentation reasonably requested by the Administrative Agent and that is available to Borrower.

“Borrowing Base Conditions”: with respect to any asset, each of the following conditions:

(a) the Loan Parties (or, solely with respect to CMBS and CLO Equity Investments, the Borrowing Base Parties) shall own 100% of such asset;

(b) such asset shall not be a Defaulted Asset;

(c) such asset shall be originated by the Borrower or its Affiliate or acquired by the Borrowing Base Parties, in each case not more than 180 days before becoming a Borrowing Base Asset, and shall not have been modified in any material respect since its origination or acquisition except as disclosed to the Administrative Agent prior to becoming a Borrowing Base Asset or otherwise in accordance with this Agreement;

(d) other than pursuant to the Loan Documents, the applicable Loan Party’s interest in such asset is not subject to any Lien or negative pledge (unless such negative pledge permits the Administrative Agent’s Liens on the Collateral under the Security Documents), other than Liens permitted pursuant to this agreement;

(e) in the case of a senior or pari passu co-lender interest or participation in a Commercial Mortgage Loan, either (i) the applicable Loan Party, or an Affiliate of such Loan Party together with such Loan Party, owns at least 50% of the initial aggregate principal amount of such loan; provided that, this clause (i) shall not apply to any Project Navigator Loans held by a Loan Party, or an Affiliate of a Loan Party, so long as the Project Navigator Conditions are satisfied or (ii) the applicable Loan Party or an Affiliate of such Loan Party shall serve as the administrative agent with respect to such loan and shall directly hold a co-lender interest or participation in such loan large enough to block any lender vote under the underlying loan documentation;

(f) the Loan to Value Ratio with respect to such asset shall not exceed 80% (or in the case of a Commercial Mezzanine Loan or Preferred Equity Investment, shall not exceed 85%); provided that for such asset to initially be included in the Borrowing Base, an Appraisal of the related Real Property shall have been conducted not more than 365 days prior to becoming a Borrowing Base Asset;

(g) in the case of a Commercial Mortgage Loan, Commercial Mezzanine Loan or Preferred Equity Investment, such asset shall be secured (or, in the case of a Commercial Mezzanine Loan or Preferred Equity Investment, the mortgage loan to which it is related is secured) by a mortgage on Real Property that is the subject of an Appraisal that has been delivered to the Administrative Agent at the time such loan becomes a Borrowing Base Asset;

(h) such asset is not a construction loan, a land loan or a condominium conversion loan;

(i) the representations and warranties for assets of that type set forth in the applicable Borrowing Base Asset Documents are true and correct in all material respects;

(j) none of the Real Property securing such loan shall have any material environmental, structural, title or other defects, and not be subject to any condemnation proceeding, that in any event would give rise to a material adverse effect as to the value, use of, operation of or ability to sell or finance such property;

(k) the Underlying Obligor under such asset is an entity organized under the laws of a state of the United States of America or the District of Columbia;

(l) such asset is denominated in Dollars;

(m) the underlying Real Property with respect to such loan shall be located within any state of the United States of America or the District of Columbia; and

(n) except as approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed), the Underlying Obligor shall have no Indebtedness for borrowed money other than such loan.

Notwithstanding anything to the contrary, the failure of any asset proposed to be added as a Borrowing Base Asset to comply with any of the foregoing conditions will not preclude the addition of such asset as a Borrowing Base Asset so long as the Administrative Agent (at the direction of the Required Lenders) has consented to the addition, and if such consent is given, the applicable Borrowing Base Condition will be modified with respect to such asset for so long as such asset is a Borrowing Base Asset.

Upon any asset ceasing to qualify as an Eligible Asset, such asset shall no longer be included in the Borrowing Base unless otherwise approved in writing by the Administrative Agent (at the direction of the Required Lenders).

“Borrowing Base Party”: each Loan Party and each Borrowing Base Subsidiary Party.

“Borrowing Base Subsidiary Party”: any direct Subsidiary of a Loan Party, 100% of whose equity has been pledged to the Administrative Agent as Collateral pursuant to the Pledge Agreement and which owns any CMBS or any CLO Equity Investment which constitute Borrowing Base Assets

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Borrowing Notice”: with respect to any request for borrowing of Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit H, delivered to the Administrative Agent.

“Business Day”: any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries; provided, however, that Capital Expenditures shall exclude all Capital Expenditures made with respect to any Investment Asset.

“Capital Lease Obligations”: with respect to any Person, the amount of all obligations of such Person, as a lessee to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: as of any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States and (ii) time deposits, certificates of deposit, money market accounts or banker’s acceptances of any investment grade rated commercial bank, in each case maturing within 30 days after such date.

“Cash Liquidity”: with respect to any Person on any date of determination, the sum of, without duplication, (i) unrestricted cash, plus (ii) Cash Equivalents, plus (iii) cash constituting Collateral, in each case of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Change in Law”: the occurrence, after the Restatement Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control”: the occurrence of any of the following events:

(a) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors;

(b) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all Capital Stock of the Borrower entitled to vote generally in the election of directors, members or partners of 35% or more other than Controlled Affiliates of the Borrower, or to the extent such interests are obtained through a public market offering or secondary market trading;

(c) the Borrower shall cease to own and control, of record and beneficially, directly or indirectly, at least a majority (or such greater amount as would cause such Guarantor to cease to be a Guarantor hereunder) of each class of outstanding Capital Stock of any of the Guarantors; or

(d) any transfer of all or substantially all of the Loan Parties’ assets (other than any Disposition that is not prohibited by this Agreement).

“CLO Equity Investment”: an equity investment held by the Borrowing Base Parties in a CLO Issuer.

“CLO Issuer”: an Affiliate of the Borrowing Base Parties that is consolidated with the Borrower for financial reporting purposes under GAAP and that issues asset-backed securities commonly referred to as “collateralized loan obligations” or “collateralized debt obligations” comprised of Commercial Real Estate Debt Investments and Commercial Real Estate Ownership Investments resulting from the exercise of remedies in relation to any Commercial Real Estate Debt Investments; provided that no CLO Issuer shall have any Indebtedness that is recourse to the Borrowing Base Parties.

“Closing Date”: August 1, 2022.

“CMBS”: mortgage pass-through certificates or other securities (other than any derivative security) issued pursuant to a securitization of commercial real estate securities or loans.

“Co-Documentation Agents”: M&T Bank and Wells Fargo Bank, National Association in their capacity as co-documentation agents.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: collectively, the collateral upon which Liens have been granted pursuant to the Security Documents; provided that “Collateral” shall not include (i)_any Capital Stock of any Subsidiary of the Loan Parties that is, or is required to be, whether now or hereafter, pledged in connection with any Indebtedness of a non-Borrowing Base Party or (ii) any Other Secured Indebtedness Asset.

“Commercial Mezzanine Loan”: a loan (or participation therein) made to a direct or indirect owner of one or more entities which own a single commercial property or group of related commercial properties that is (a) secured by one or more equity pledges of the Underlying Obligor’s direct or indirect ownership interests in the property-owning entities, and (b) subordinated (whether structurally, contractually or legally) to one or more whole mortgage loans, mezzanine loans, notes or securities, in each case secured by first or second mortgage liens on the related properties.

“Commercial Mortgage Loan”: an asset that is either (i) a mortgage loan secured by a first priority lien on commercial property (or by mixed commercial/residential or multifamily residential property) or (ii) a senior or pari passu co-lender interest or participation in any such mortgage loan.

“Commercial Real Estate Debt Investment”: a Commercial Mortgage Loan or other commercial real estate-related debt investment (including any land loan, construction loan or other loan secured by land, but excluding any CMBS).

“Commercial Real Estate Ownership Investment”: a fee simple interest in commercial real property.

“Commitment Fee Rate”: (a) if the Available Revolving Credit Commitments on such date are greater than 50% of the Total Revolving Credit Commitments, 0.25% per annum, and (b) if the Available Revolving Credit Commitments on such date is less than or equal to 50% of the Total Revolving Credit Commitments, 0.35% per annum.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of any Plan subject to Section 412 or 430 of the Code, Section 414(b), (c), (m) or (o) of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Concentration Limits”: at all times, (i) Illiquid Assets shall not be included to the extent that, in the aggregate, such assets exceed 50% of the Borrowing Base and (ii) Commercial Mezzanine Loans and Preferred Equity Investments shall not be included to the extent that, in the aggregate, such assets exceed 25% of the Borrowing Base.

“Conforming Changes”: with respect to either the use or administration of any Term Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.17 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Cash Interest Expense”: for any period, that portion of Consolidated Interest Expense for such period that is paid or payable in cash; provided, however, that Consolidated Cash Interest Expense shall exclude (i) any interest expense recognized in such period that is paid from a prefunded interest reserve for such period to the extent the amounts in such prefunded interest reserve were included in Consolidated Cash Interest Expense in a prior period and (ii) any fees and expenses accounted for as deferred financing costs.

“Consolidated Debt to Equity Ratio”: as of any date, the ratio of (a) Consolidated Total Debt to (b) Shareholder’s Equity, in each case as of such date and determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated EBITDA”: for any period, Consolidated Net Income, plus the following (but only to the extent actually deducted in calculating such Consolidated Net Income (or loss)): (i) depreciation and amortization expense, (ii) Consolidated Interest Expense, (iii) income tax expense, (iv) extraordinary or non-cash non-recurring losses, (v) transaction costs incurred in connection with the Loan Documents and other extraordinary, non-recurring transaction costs and expenses, and (vi) non-cash changes in current expected credit loss reserves, and minus, to the extent actually added in calculating such Net Income (or loss), extraordinary or non-cash non-recurring gains; determined, in each case, on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP (to the extent applicable).

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) (i) Consolidated EBITDA for such period plus (ii) Consolidated Lease Expense for such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Cash Interest Expense for such period, (b) Consolidated Lease Expense for such period that is paid or payable in cash, (c) the aggregate amount actually paid by the Borrower and its Subsidiaries during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness (other than any Loans) incurred in connection with such expenditures), (d) scheduled payments made during such period on account of Indebtedness of the Borrower or any of its Subsidiaries (excluding scheduled principal payments made by the Borrower or a Subsidiary that are paid solely from funds collected as principal due under another credit facility in which the Borrower or such Subsidiary, as applicable, is the lender) and (e) the amount of Restricted Payments paid or required to be paid by the Borrower in cash during such period in respect of any of its preferred Capital Stock.

“Consolidated Interest Expense”: for any period, total interest expense of the Borrower and its consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries determined in accordance with GAAP.

“Consolidated Lease Expense”: for any period, the aggregate amount of fixed and contingent rentals payable by the Borrower and its Subsidiaries for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income”: for any period, the amount of consolidated net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Net Worth”: at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its Subsidiaries under stockholders’ equity at such date minus (a) to the extent included in stockholders’ equity, amounts owing to such Person or any of its consolidated Subsidiaries from any affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Subsidiary or Affiliate thereof, (b) intangible assets as determined in accordance with GAAP, and (c) prepaid taxes and/or expenses, all on or as of such date and all determined, in each case, on a consolidated basis without duplication.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Continuing Directors”: the directors of the Borrower on the Restatement Effective Date, after giving effect to the transactions contemplated hereby, and each other director, if, in each case, (i) such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors in his or her election by the shareholders of the Borrower or (ii) such other director is approved by the board of directors of the Borrower as a director candidate prior to his or her election.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Controlled Affiliate”: any Person that, directly or indirectly, is controlled by the Borrower. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract or otherwise; provided that the right to designate a member of a board or manager of a Person will not, by itself, be deemed to constitute “control”.

“Conversion/Continuation Notice”: a Conversion/Continuation Notice substantially in the form of Exhibit L.

“Convertible Debt Securities”: debt securities, the terms of which provide for conversion into Capital Stock, cash by reference to such Capital Stock or a combination thereof.

“Crossing Lien Event”: in connection with the first incurrence of Indebtedness secured by Liens permitted by clause (B) of the proviso to Section 6.3(e) (“Crossing Lien Indebtedness”) (which, for the avoidance of doubt, excludes Other Secured Indebtedness), the delivery to the Administrative Agent, (i) no later than three Business Days prior to such event, of prior written notice stating that it wishes to initiate a Crossing Lien Event and (ii) on the date of such incurrence, a certificate of a Responsible Officer of the Borrower certifying that the conditions in clauses (i) and (ii) of the definition of “Crossing Lien Event Conditions” have been satisfied.

“Crossing Lien Event Conditions”: (i) no Event of Default shall have occurred or be continuing under this Agreement as of the date of incurrence of such Crossing Lien Indebtedness and (ii) the Crossing Lien Intercreditor Agreement shall be executed and delivered by the Administrative Agent, the Loan Parties and the representative of the Crossing Lien Indebtedness.

“Crossing Lien Indebtedness”: as defined in the definition of “Crossing Lien Event”.

“Crossing Lien Intercreditor Agreement”: an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent among (x) the Administrative Agent and (y) one or more representatives of the holders of one or more classes of Crossing Lien Indebtedness, which agreement shall provide that (A) the Liens on the Borrowing Base Assets securing the Obligations shall rank senior in priority to the Liens on the Borrowing Base Assets securing such Crossing Lien Indebtedness and (B) that the Liens on all other Collateral (other than the Borrowing Base Assets) (the “Non-Borrowing Base Collateral”) securing the Obligations shall rank junior in priority to the Liens on the Non-Borrowing Base Collateral securing such Crossing Lien Indebtedness.

“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “i”) that is five U.S. Government Securities Business Days prior to (A) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (B) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Loan”: a Loan that bears interest at a rate based on Adjusted Daily Simple SOFR.

“DBRS”: Morningstar DBRS and its successors.

“Debtor Relief Laws”: the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or otherwise available debtor relief laws of the United States, of any State or of any other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulted Asset”: any Borrowing Base Asset which (x) is subject to any event of default under the terms of the applicable Borrowing Base Asset Documents or (y) is not performing as determined in accordance with Borrower’s internal valuation policies.

“Defaulting Lender”: subject to Section 2.22(b), any Lender that:

(a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due,

(b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied),

(c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or

(d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disclosable Event”: as defined in Section 5.11.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof and including the designation of any asset as an Other Secured Indebtedness Asset; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Institution”: any Person specified on Schedule 1.1(a) or subsequently specified to the Administrative Agent by written notice of the Borrower; provided that, the Borrower shall not be permitted to make additions to the Disqualified Institution list more than once per calendar year and shall not be permitted to designate any Person as a Disqualified Institution which is already a Lender under this Agreement; provided further that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“EEA Financial Institution”: any of (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Asset”: any Investment Asset that satisfies each of the Borrowing Base Conditions.

“Eligible Assignee”: any (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Corporation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (in its name or under management) total assets in excess of $250,000,000, (d) a Lender, any Affiliate of a Lender, or any Approved Fund, and (e) any other Person approved by the Administrative Agent and the Borrower; provided that no Disqualified Institutions may be considered an Eligible Assignee. For the avoidance of doubt, any Disqualified Institution is subject to Section 9.6(f).

“Environmental Claim”: any investigative, enforcement, cleanup, removal, containment, remedial, or other private or governmental or regulatory action threatened, instituted, or completed pursuant to any applicable Environmental Law.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, agreements or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or, except in the case of Section 9.5, indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default”: any of the events specified in Section 7.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: as defined in the definition of “Change of Control”.

“Existing Credit Agreement”: as defined in the recitals.

“Existing Termination Date”: as defined in Section 2.4(a).

“Extending Lender”: as defined in Section 2.4(b). The 2027 Extending Lenders shall be deemed to be Extending Lenders for all purposes under this Agreement.

“Facility Interest Expense”: the interest expense on the Revolving Credit Facility (assuming that the Maximum Facility Availability is fully drawn) for the most recently ended four fiscal quarter period.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCPA”: the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., as amended from time to time.

“Federal Funds Effective Rate”: for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.

“Fee Letter”: the Fee Letter, dated as of March 6, 2024, by and among the Borrower, Barclays Bank PLC and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“First Lien/Second Lien Intercreditor Agreement”: an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent among (x) the Administrative Agent and (y) one or more representatives of the holders of one or more classes of Junior Secured Debt.

“Fitch”: Fitch Ratings and its successors.

“Floor”: a rate of interest equal to 0.00%.

“Fund”: any Person (other than a natural person) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States of America consistently applied as in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement, dated as of the Closing Date, by and among the Borrower, the Guarantors party thereto and the Administrative Agent, in the form of Exhibit A-1, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lesser of (A) an amount equal to the maximum stated amount of the primary obligation in respect of which such Guarantee Obligation is made and (B) the maximum stated amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. A customary “bad acts” or “non-recourse carveout” guarantee consistent with the Borrower’s line of business and operations shall not constitute a Guarantee Obligation.

“Guarantors”: FS CREIT Finance Holdings LLC, FS Rialto EII LLC, FS Rialto QI LLC, FS Rialto Sub-REIT LLC, FS CREIT Investments LLC and each additional entity which becomes party to this Agreement, the Guarantee and Collateral Agreement and the Pledge Agreement.

“Hazardous Materials”: any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity or currency futures contracts, options to purchase or sell a commodity or currency, or option, warrant or other right with respect to a commodity or currency futures contract or similar arrangements entered into by the Loan Parties providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Hedge Bank” shall mean each counterparty to a Hedge Agreement that is a Lender (or an Affiliate of a Lender) and each other Person if, at the date of entering into such Hedge Agreement, such Person was a Lender (or an Affiliate of a Lender); provided that if such Person is not a Lender, prior to accepting the benefits of this Agreement, such Person shall confirm its agreement in a writing in form and substance acceptable to the Administrative Agent to (i) the appointment of the Administrative Agent as its agent under the applicable Loan Documents and (ii) be (and agree to be) bound by the provisions of Article 8 and Sections 9.5, 9.11, 9.12 and 9.14 as if it were a Lender.

“Hedge Recourse Indebtedness”: with respect to any Person, on any date of determination, the amount of obligations in respect of Hedge Agreements for which such Person has recourse liability, equal to the net amount that would be payable (giving effect to netting) at such time if such Hedge Agreements were terminated, exclusive of recourse liability that is limited to obligations relating to customary nonrecourse carve-outs.

“Illiquid Asset”: as defined in the definition of “Investment Asset”.

“Increase Date”: as defined in Section 2.23(b).

“Increase Loan Lender”: as defined in Section 2.23(b).

“Incremental Revolving Credit Commitment Agreement”: as defined in Section 2.23(d).

“Indebtedness”: with respect to any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person), (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such unsecured trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered, (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person, (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person, (e) Capital Lease Obligations of such Person, (f) obligations of such Person under repurchase agreements or like arrangements, (g) Indebtedness of others guaranteed by such Person to the extent of such guarantee, and (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person.

Notwithstanding the foregoing:

(a) Indebtedness of a Person shall not include Indebtedness of any Person arising pursuant to real estate mortgage investment conduits or other similar securitization transactions (“Securitization Indebtedness”) that are not issued by the Borrowing Base Parties, or Affiliates of the Borrowing Base Parties (e.g., commercial real estate CLOs) where such Securitization Indebtedness would appear on such first Person’s consolidated balance sheet solely as a result of the consolidation of “variable interest entities” under the requirements of the Accounting Standards Codification Section 810, as amended, modified or supplemented from time to time; provided that for purposes of this clause a Person shall not be considered an Affiliate of another Person solely as a result of owning the most subordinate class(es) of any Securitization Indebtedness issued by such other Person; and

(b) Non-Recourse Indebtedness owing pursuant to a securitization transaction such as a REMIC securitization, a collateralized loan obligation transaction or other similar securitization shall not be considered Indebtedness for any Person.

“Indemnified Liabilities”: as defined in Section 9.5.

“Indemnitee”: as defined in Section 9.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intangible Assets”: assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges (including deferred financing costs), unamortized debt discount and capitalized research and development costs; provided, however, that Intangible Assets shall not include real estate intangibles such as in-place lease value, above and below market lease value and deferred leasing costs which are purchase price allocations determined upon the acquisition of real estate.

“Interest Coverage Ratio”: for any period of four fiscal quarters, the ratio of (i) (x) the portion of Consolidated EBITDA attributable to Borrowing Base Assets at any point during such four fiscal quarter period (provided that the calculation of such portion of Consolidated EBITDA (A) shall exclude general corporate-level expense and (B) shall not include any add backs of interest expense other than the interest expense related to the Revolving Credit Facility) to (ii) Facility Interest Expense with respect to such period.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Daily Simple SOFR Loan, each date that is on the numerically corresponding day in each calendar month that is three months after the date of the Borrowing of which such Loan is a part; provided that, with respect to any such Daily Simple SOFR Loan, (i) if any such date would be a day other than a Business Day, such date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such date shall be the next preceding Business Day and (ii) the Interest Payment Date with respect to any Borrowing that occurs on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in any applicable calendar month) shall be the last Business Day of any such succeeding applicable calendar month.

“Interest Period”: as to any Term Benchmark Loan, the period beginning on the date of such Borrowing specified in the applicable Borrowing Notice or on the date specified in the applicable Borrowing Notice or Conversion/Continuation Notice and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or such other period as all of the relevant Lenders may agree), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date or such due date, as applicable and (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Investment”: as to any Person, (a) the purchase or other acquisition of Capital Stock or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount of such investment required to be included on the investor’s consolidated balance sheet in accordance with GAAP.

“Investment Assets”: any of (i) cash or Cash Equivalents, (ii) a Commercial Mortgage Loan, (iii) a AAA CMBS, (iv) an Investment Grade (Non-AAA) CMBS, (v) Non-Investment Grade Mortgage-Backed Security, (vi) a Commercial Mezzanine Loan, (vii) Preferred Equity Investment or (viii) CLO Equity Investment. Clauses (v) through (viii) of this definition are referred to herein as “Illiquid Assets”.

“Investment Grade (Non-AAA) CMBS”: any CMBS having a rating of BBB- or Baa3 (or the equivalent, with a stable or better outlook) or higher by any Rating Agency (it being acknowledged that such securities may also have a lower rating from, or may not be rated by, a Rating Agency), but which does not qualify as a AAA CMBS.

“Junior Secured Debt”: any third-party Indebtedness for borrowed money of the Loan Parties that is secured by Liens on the Collateral which rank junior in priority to the Liens on the Collateral securing the Obligations (it being understood that any Crossing Lien Indebtedness or Other Secured Indebtedness shall not constitute Junior Secured Debt).

“Knowledge”: as of any date of determination, the then current actual (as distinguished from imputed or constructive and without duty of further inquiry or investigation) knowledge of (x) solely in the case of any Borrowing Base Asset, Rialto or any similar asset manager employed by the Borrower that is responsible for the origination, acquisition and/or management of such Borrowing Base Asset and (y) in all other cases, a Responsible Officer of the Loan Parties, as applicable. “Known” and “Knows” shall have correlative meanings.

“KBRA”: Kroll Bond Rating Agency, LLC and its successors.

“Lender”: as defined in the preamble hereto, which as of the Restatement Effective Date are the 2027 Extending Lenders and the 2025 Non-Extending Lenders.

“Lien”: any mortgage, statutory or other lien, pledge, charge, right, claim, adverse claim, attachment, levy, hypothecation, hypothec, prior claim, assignment, deposit arrangement, security interest, or encumbrance of any kind on or otherwise relating to any Person’s assets or properties in favor of any other Person or any preference, priority or other security agreement or preferential arrangement of any kind.

“Loan”: the 2025 Loans and/or the 2027 Loans, as applicable.

“Loan Documents”: this Agreement, the Security Documents, the Notes, the Fee Letter, the Crossing Lien Intercreditor Agreement (if applicable), the First Lien/Second Lien Intercreditor Agreement (if applicable) and any other letter agreements with respect to fees payable to the Arrangers, the Administrative Agent or the Lenders and any agreements in connection with any of the foregoing.

“Loan Parties”: the Borrower and the Guarantors.

“Loan to Value Ratio”: with respect to any asset on any date of determination, the ratio of (x) the aggregate outstanding debt (which shall include the underlying loan and all debt senior to or pari passu with such loan) secured, directly or indirectly, by the related real property, to (y) the aggregate value of such Real Property as determined by an Appraisal addressed to the Borrower or an Affiliate of the Borrower dated not earlier than 365 days prior to the date such asset becomes a Borrowing Base Asset.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, financial condition or operations of the Loan Parties, taken as a whole; (b) the ability of the Loan Parties, taken as a whole, to perform their material obligations under the Loan Documents; or (c) the legality, validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Default”: on any date of determination, any of the events specified in (i) Section 7.1(a), 7.1(c) with respect to a Default in the observance or performance of any agreement contained in Section 5.11, or 6.15, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied and (ii) Section 7.1(c) with respect to the failure to comply with the financial condition covenants set forth in Section 6.1 on such date after giving pro forma effect to the Loans, extension of the Existing Termination Date or other action to be taken by the Loan Parties on such date.

“Material Environmental Amount”: an amount or amounts payable with respect to any Real Property directly or indirectly securing any Borrowing Base Asset in the aggregate in excess of $15,000,000, for: costs to comply with any Environmental Law; costs of any investigation, and any remediation, of any Material of Environmental Concern; and compensatory damages (including, without limitation, damages to natural resources), punitive damages, fines, and penalties pursuant to any Environmental Law.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products (virgin or used), polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other materials, substances or forces of any kind, whether or not any such material, substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or would reasonably be expected to give rise to liability under any Environmental Law.

“Maximum Facility Availability”: at any date, an amount equal to the lesser of (a) the Total Revolving Credit Commitments on such date and (b) the Borrowing Base on such date.

“Money Laundering Control Act”: the Money Laundering Control Act of 1986, as amended from time to time.

“Moody’s”: Moody’s Investor Services, Inc. and its successors.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA and to which the Borrower, any Guarantor or any Commonly Controlled Entity has an obligation to contribute.

“Non-Consenting Lender”: as defined in Section 2.20(b).

“Non-Excluded Taxes”: as defined in Section 2.16(a). “Non-Borrowing Base Collateral”: as defined in the definition of “Crossing Lien Intercreditor Agreement”.

“Non-Investment Grade CMBS”: any CMBS, other than any Investment Grade (non-AAA) CMBS or AAA CMBS, having a rating of Ba3 or BB- (or the equivalent with a stable or better outlook) or higher by any Rating Agency (it being acknowledged that such securities may also have a lower rating from, or may not be rated by, a Rating Agency).

“Non-Performing Loan”: as of any date of determination, any Commercial Real Estate Debt Investment that has been determined to be non-performing or impaired pursuant to Borrower’s valuation policy.

“Non-Recourse Indebtedness”: any Indebtedness other than Recourse Indebtedness.

“Non-U.S. Lender”: as defined in Section 2.16(e).

“Non-U.S. Participant”: as defined in Section 2.16(e).

“Note”: any promissory note evidencing any Loan.

“Outstanding Loan Reallocation”: as defined in Section 2.1(c).

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent, any Lender or to any Hedge Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Secured Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender) in each case that are required to be paid by the Borrower pursuant hereto or otherwise.

“Other Connection Taxes”: with respect to any Recipient, any Taxes that are (i) imposed on a Recipient by a jurisdiction as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such recipient having (x) executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest in, enforced, or engaged in any other transaction pursuant to any Loan Document, or (y) sold or assigned an interest in any Loan or Loan Document) and (ii) imposed with respect to an assignment, grant of participation, designation of a new office for receiving payments by or on account of the Borrower, or other transfer of an interest in any Loan or Loan Document.

“Other Secured Indebtedness”: third-party Indebtedness for borrowed money of the Loan Parties that is secured by Liens on Other Secured Indebtedness Assets.

“Other Secured Indebtedness Asset”: any asset pledged to secure Other Secured Indebtedness, as reflected in a borrowing base report or certificate or similar report, or schedule delivered pursuant to agreement(s) evidencing Other Secured Indebtedness; provided that any such designation in respect of an asset, which at the time of such designation constitutes a Borrowing Base Asset shall constitute an exclusion from the Borrowing Base and shall be subject to the conditions set forth in Section 4.4; provided further that, the Borrower shall be entitled to deliver a new Borrowing Base Certificate reflecting the removal of such Other Secured Indebtedness Asset from the Borrowing Base at any time; provided, further that the Loan Parties shall not be permitted to pledge Other Secured Indebtedness Assets to secure Other Secured Indebtedness at any time when a Crossing Lien Intercreditor Agreement or First Lien/Second Lien Intercreditor Agreement is in place.

“Other Taxes”: any and all present or future stamp, court or documentary, intangible, recording, filing or similar taxes, charges or similar levies arising from any payment made under or from the execution, delivery, performance, registration of, enforcement of, receipt or perfection of a security interest under or otherwise with respect to, this Agreement or any other Loan Document, except any Other Connection Taxes imposed with respect to an assignment or grant of a participation (other than an assignment made pursuant to Section 2.20).

“Participant”: as defined in Section 9.6(d).

“Payment” as defined in Section 8.14(a).

“Payment Notice” as defined in Section 8.14(b).

“Payment Office”: the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

“Payment Recipient” as defined in Section 8.14(a).

“Payment Time”: with respect to payments to be made by Borrower hereunder, (i) 4:00 P.M. (New York City time) on the due date thereof to the extent that Barclays Bank PLC is the sole Lender hereunder, or (ii) 2:00 P.M. (New York City time) on the due date thereof to the extent that one or more Lenders are not Barclays Bank PLC or an Affiliate thereof.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Periodic Term SOFR Determination Day”: as defined in the definition of “Term SOFR”.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan, other than a Multiemployer Plan, that is covered by Title IV or Section 412 of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA and with respect to which the Borrower or the Guarantors could reasonably be expected to have liability (contingent or otherwise).

“Platform”: any of DebtDomain, WatchDox, IntraLinks, SyndTrak or a substantially similar electronic transmission system

“Pledge Agreement”: the Pledge Agreement, dated as of the Closing Date, by and among the Borrower, the Guarantors party thereto and the Administrative Agent, in the form of Exhibit A-2, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Pledged Stock”: as defined in the Pledge Agreement.

“Preferred Equity Investment”: a preferred equity investment held by a Loan Party in a Person that (x) is not (except by virtue of such investment) an Affiliate of any Loan Party, and (y) owns one or more Commercial Real Estate Debt Investments and/or Commercial Real Estate Ownership Investments, so long as the documents governing the terms of such preferred equity investment include the following provisions:

(i) (A) defined requirements for fixed, periodic cash distributions to be paid to the Loan Party that owns such preferred equity investment in order to provide a fixed return to such Loan Party on the then unreturned amount of its investment related thereto, with such distributions being required to be paid prior to any distribution, redemption and/or payments being made on or in respect of any other Capital Stock of the issuer of such preferred equity investment, (B) a requirement that proceeds derived from or in connection with (1) any liquidation or dissolution of the issuer of such preferred equity investment, (2) any direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the issuer of such preferred equity investment or (3) any loss, damage to or any destruction of, or any condemnation or other taking of, all or substantially all of the assets of the issuer of such preferred equity investment, including any proceeds received from insurance policies or condemnation awards in connection therewith, shall, in the case of each of subclauses (1) through (3) of this clause (B), be paid to such Loan Party until such Loan Party has received an amount equal to the then unreturned amount of its investment related to such preferred equity investment (plus the accrued and unpaid return due and payable thereon) prior to any distribution, redemption and/or payments being made from any such proceeds on or in respect of any other Capital Stock of the issuer of such preferred equity investment and (C) upon the failure of the issuer of such preferred equity investment to comply with the provisions described above in this clause (i) it shall be a default and such Loan Party shall be entitled to exercise any or all of the remedies described in clauses (ii) and (iii) below;

(ii) a defined maturity date or mandatory redemption date for such preferred equity investment (excluding any maturity resulting from an optional redemption by the issuer thereof), upon which it is a default if the then unreturned amount of the investment made by such Loan Party in respect thereof (plus the accrued and unpaid return due and payable thereon) is not immediately repaid to the applicable Loan Party (and upon such default, in addition to the other remedies enumerated below in clause (iii), the holder of such preferred equity investment is entitled to take control of the issuer thereof and, thereafter, all dividends and distributions by such issuer shall be paid to the holders of the preferred equity investment until the entire unreturned amount of the investment made by such Loan Party in respect thereof plus all accrued and unpaid return due and payable thereon has been paid to the holders of the preferred equity investment and no distribution, redemption and/or payments shall be made on or in respect of any other equity interest or Capital Stock of the issuer of such preferred equity investment); and

(iii) default remedies that (A) permit the holders of the preferred equity investment to make any and all decisions formerly reserved to (1) holders of the equity interests or Capital Stock (other than such preferred equity investment), or (2) the board of directors or managers (or a similar governing body) of the issuer of such preferred equity investment, including with respect to the sale of all or any part of the Capital Stock or assets of the issuer of such preferred equity investment, and (B) provide for the elimination of all material consent, veto or similar decision making rights afforded to (1) any holders of the capital stock or Capital Stock (other than such preferred equity investment), or (2) the board of directors or managers (or a similar governing body), of such issuer, provided that such decisions (in the case of clause (A) above) and such consent, veto or similar decision making rights (in the case of clause (B) above) could reasonably be expected to restrict the ability of, compromise or delay the holders of the preferred equity investment from realizing upon and paying from the Capital Stock or the assets of the issuer of the preferred equity investment all amounts due and payable with respect to the preferred equity investment.

“Prepayment Notice”: a notice of prepayment of Loans pursuant to Section 2.5(a), substantially in the form of Exhibit M.

“Prime Rate”: as defined in the definition of “Base Rate”.

“Principal Financial Officer”: the chief financial officer, any director (or equivalent) or officer from time to time of the Borrower with actual knowledge of the financial affairs of the Borrower and its Subsidiaries.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Project Navigator Credit Agreement”: that certain Mortgage Loan Agreement, dated as of October 6, 2022, among Barclays Bank plc as administrative agent, Barclays Bank plc, Wells Fargo Bank, National Association, and each other lender from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Project Navigator Conditions”: (a) any Loan Party or Affiliate of any Loan Party shall hold a percentage of the aggregate outstanding Project Navigator Loans that is greater than or equal to the percentage owned by such Loan Party or such Affiliate of a Loan Party on April 26, 2023 and (b) the voting provisions of the Project Navigator Credit Agreement shall not have been amended in a manner that is adverse to any Loan Party or any applicable Affiliate of such Loan Party as a holder of Project Navigator Loans.

“Project Navigator Loans”: the Commercial Mortgage Loans outstanding under the Project Navigator Credit Agreement.

“Rating Agency”: each of Fitch, Moody’s, S&P, DBRS and KBRA.

“Real Property”: with respect to any Person, all of the right, title, and interest of such Person in and to land, improvements and fixtures, including ground leases.

“Recipient”: the Administrative Agent or any Lender.

“Recourse Indebtedness”: with respect to any Person, on any date of determination, the amount of Indebtedness for which such Person has recourse liability (such as through a guarantee agreement), exclusive of any such Indebtedness for which such recourse liability is limited to obligations relating to or under agreements containing customary nonrecourse carve-outs.

“Register”: as defined in Section 9.6(c).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“REIT Status”: with respect to any Person, (a) the qualification of such Person as a real estate investment trust under Sections 856 through 860 of the Code, and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Section 857 et seq. of the Code, including a deduction for dividends paid.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body”: the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30-day notice period is waived under PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding. The Total Revolving Extensions of Credit of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirements of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any treaty, federal, state, county, municipal and other governmental statutes, laws, orders, rules, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities or determination of an arbitrator or a court, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the president, chief executive officer, managing director, chief financial officer or other officer of the Borrower.

“Restatement Effective Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date shall be no later than April [23], 2024.

“Restricted Payment”: with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Capital Stock, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or on account of any option, warrant or other right to acquire any such dividend or other distribution or payment. Notwithstanding the foregoing, the conversion of (including any cash payment upon the conversion of), payment of any principal or premium on, or payment of any interest with respect to, any Convertible Debt Securities shall not constitute a Restricted Payment.

“Revolving Credit Commitment”: the 2025 Revolving Credit Commitments and/or 2027 Revolving Credit Commitments, as applicable. The aggregate amount of the Total Revolving Credit Commitments on the Restatement Effective Date is $425,000,000.

“Revolving Credit Commitment Increase”: as defined in Section 2.23(a).

“Revolving Credit Commitment Increase Notice”: as defined in Section 2.23(b).

“Revolving Credit Commitment Period”: the 2025 Revolving Credit Commitment Period and the 2027 Revolving Credit Commitment Period, as applicable.

“Revolving Credit Facility”: the 2025 Revolving Credit Facility and the 2027 Revolving Credit Facility, as applicable.

“Revolving Credit Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the Total Revolving Extensions of Credit then outstanding).

“Revolving Credit Termination Date”: the 2025 Revolving Credit Termination Date and/or the 2027 Revolving Credit Termination Date, as applicable.

“Revolving Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of the aggregate principal amount of all Loans made by such Lender then outstanding.

“S&P”: Standard & Poor’s Financial Services LLC and its successors.

“Sanctioned Country”: at any time, a country, region or territory which is itself, or whose government is, the target of any comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person”: at any time, any person that is, or is directly or indirectly owned or controlled by one or more persons that are (a) listed on any Sanctions-related list of designated persons maintained by the U.S. government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, or (b) operating, located, organized, or resident in a Sanctioned Country.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury), the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Hedge Agreement” shall mean any Hedge Agreement permitted under Article 6 that is entered into by and between the Borrower or any other Loan Party and any Hedge Bank and has been designated by such counterparty and the Borrower, by notice to the Administrative Agent, as a Secured Hedge Agreement. The designation of any Hedge Agreement as a Secured Hedge Agreement shall not create in favor of the Hedge Bank that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor.

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Security Documents”: the Guarantee and Collateral Agreement, the Pledge Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Shareholder’s Equity”: with respect to any Person, on any date of determination, all amounts which would be included under capital or shareholder’s equity (or any like caption) on a consolidated balance sheet of such Person pursuant to GAAP.

“SOFR”: with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day.

“SOFR Administrator”: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Loan”: a Loan that bears interest at a rate based on Adjusted Term SOFR and, following the effectiveness of a Benchmark Replacement, Adjusted Daily Simple SOFR, other than, in each case, pursuant to clause (c) of the definition of “Base Rate”.

“SOFR Rate Day” as defined in the definition of “Daily Simple SOFR”.

“SOFR Tranche”: the collective reference to SOFR Loans the then-current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Conditions”: with respect to any applicable modification to a Borrowing Base Asset, Disposition or Investment, after giving effect to such modification to a Borrowing Base Asset, Disposition or Investment, (i) the Borrower shall be in compliance with Section 6.1, (ii) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date; provided that, (x) to the extent that any such representation or warranty relates to a specific earlier date, they shall be true and correct in all material respects as of such earlier date and (y) to the extent that any such representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates, (iii) no Event of Default, or event which with the giving of notice or lapse of time or both would be an Event of Default, shall have occurred and be continuing, or would result from such modification, Disposition or Investment and (iv) the Total Revolving Extensions of Credit shall not exceed the Maximum Facility Availability at such time.

“State”: any state, commonwealth or territory of the United States of America, in which the subject of such reference or any part thereof is located.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supermajority Lenders”: at any time, the holders of at least 66.67% of the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding. The Total Revolving Extensions of Credit of any Defaulting Lender shall be disregarded in determining Supermajority Lenders at any time.

“Syndication Agent”: City National Bank, in its capacity as syndication agent.

“Tax”: any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding) or other similar charges, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions with respect to any of the foregoing) with respect to the foregoing.

“Term Benchmark”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to Term SOFR.

“Termination Date Extension Request”: a written request by the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, for the extension of the applicable Revolving Credit Termination Date pursuant to Section 2.4.

“Term SOFR”:

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Administrator”: the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan”: a Loan that bears interest at a rate based on Adjusted Term SOFR.

“Term SOFR Reference Rate”: the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

“Transferee”: as defined in Section 9.14.

“Type”: as to any Loan, its nature as a Base Rate Loan or a SOFR Loan.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Underlying Obligor”: the borrower under a Borrowing Base Asset.

“USA PATRIOT Act”: the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56), as amended from time to time.

“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) All calculations of financial ratios set forth in Section 6.1 shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

1.3 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.4 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, Adjusted Term SOFR, Adjusted Daily Simple SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as Base Rate, Adjusted Term SOFR, Adjusted Daily Simple SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, Adjusted Term SOFR, Adjusted Daily Simple SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, Adjusted Term SOFR, Adjusted Daily Simple SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation by any such information source or service of any such rate (or component thereof).

1.5 Amendment and Restatement; Reaffirmation; No Novation.

(a) This Agreement hereby amends and restates, for all purposes and in all respects, the Existing Credit Agreement.

(b) Borrower hereby (i) acknowledges and reaffirms its obligations under each Loan Document to which it is a party, including its undertaking and obligation to timely pay the Guarantor Obligations (as defined in the Guarantee and Collateral Agreement) as set forth in Section 2.1 of the Guarantee and Collateral Agreement and (ii) agrees that all of the security interests and other Liens created and arising under the Security Documents shall remain in full force and effect on a continuous basis, and the perfected status and priority of each such security interests or other Lien continues in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, regardless of the effectiveness of this Agreement and the occurrence of the Restatement Effective Date, as collateral security for its obligations, liabilities and Indebtedness under this Agreement and related guarantees.

(c) Each Guarantor acknowledges that it has reviewed and approved this Agreement, consents to the execution and delivery of this Agreement, and to performance of this Agreement by Borrower in all respects, and (i) acknowledges and reaffirms its obligations under each Loan Document to which it is a party, including its joint and several, unconditional and irrevocable guarantee of the Borrower Obligations (as defined in the Guarantee and Collateral Agreement) and Guarantor Obligations (as defined in the Guarantee and Collateral Agreement) as set forth in Section 2.1 of the Guarantee and Collateral Agreement and (ii) agrees that all of the security interests or other Liens created and arising under the Security Documents shall remain in full force and effect on a continuous basis, and the perfected status and priority of each such security interest or other Lien continues in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, regardless of the effectiveness of this Agreement and the occurrence of the Restatement Effective Date, as collateral security for its obligations, liabilities and Indebtedness under this Agreement and related guarantees.

(d) The execution, delivery and effectiveness of this Agreement shall not extinguish the obligations outstanding under the Guarantee and Collateral Agreement, the other Security Documents or the other Loan Documents or discharge or release the Lien or priority of the Security Documents. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Guarantee and Collateral Agreement, the other Security Documents or the other Loan Documents or instruments securing the same, which shall remain in full force and effect, except to any extent modified hereby or by instruments executed concurrently herewith. Nothing implied in this Agreement, the Guarantee and Collateral Agreement, the other Security Documents, the other Loan Documents or in any other document contemplated hereby or thereby shall be construed as a release or other discharge of any of the Borrower or any other Loan Party from any of its respective obligations and liabilities as a “Borrower,” “Guarantor,” “Loan Party,” or “Grantor” under this Agreement, the Guarantee and Collateral Agreement, the other Security Documents or any other Loan Document. Each of this Agreement, the Guarantee and Collateral Agreement and the other Security Documents shall remain in full force and effect, until (as applicable) and except to any extent modified hereby or in connection herewith.

SECTION 2 AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENT

2.1 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, (i) each Lender having a 2025 Revolving Credit Commitment severally agrees to make revolving credit loans (the “2025 Loans”) to the Borrower from time to time during the 2025 Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for such Lender which does not exceed the amount of such Lender’s 2025 Revolving Credit Commitment and (ii) each Lender having a 2027 Revolving Credit Commitment severally agrees to make revolving credit loans (the “2027 Loans”) to the Borrower from time to time during the 2027 Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for such Lender which does not exceed the amount of such Lender’s 2027 Revolving Credit Commitment; provided that, the Total Revolving Extensions of Credit shall at no time exceed the Maximum Facility Availability at such time. During the Revolving Credit

Commitment Period, the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof; provided that after the 2025 Revolving Credit Termination Date only the 2027 Revolving Credit Commitments shall be available. The Loans may from time to time be SOFR Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.9; provided that, no Loan shall be made as a Term SOFR Loan after the day that is one month prior to the Revolving Credit Termination Date.

(b) The Borrower shall repay all outstanding (i) 2025 Loans on the 2025 Revolving Credit Termination Date and (ii) 2027 Loans on the 2027 Revolving Credit Termination Date.

(c) On the Restatement Effective Date, the Loans outstanding under the Existing Credit Agreement (if any) shall be deemed outstanding as Loans under this Agreement and such Loans shall be reallocated to the Lenders hereunder in accordance with their respective pro rata shares of the Revolving Credit Commitments hereunder (the “Outstanding Loan Reallocation”). Each borrowing of Loans shall be allocated pro rata among the 2025 Revolving Credit Facility and the 2027 Revolving Credit Facility; provided that, following the 2025 Revolving Credit Termination Date, all Loans will be made by the 2027 Extending Lenders on a pro rata basis.

2.2 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period; provided that, the Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be (x) received by the Administrative Agent (i) prior to 2:00 P.M. (New York City time) two Business Days prior to the requested Borrowing Date, in the case of Term SOFR Loans, (ii) prior to 10:00 A.M. (New York City time) on the requested Borrowing Date, in the case of Base Rate Loans and (y) accompanied by a pro forma Borrowing Base Certificate) or (iii) following the effectiveness of a Benchmark Replacement, prior to 2:00 P.M. (New York City time) five Business Days prior to the requested Borrowing Date, in the case of Daily Simple SOFR Loans. Each borrowing of Loans under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple of $250,000 in excess thereof (or, if the then aggregate Available Revolving Credit Commitments are less, such lesser amount) and (y) in the case of SOFR Loans, $1,000,000 or a whole multiple of $250,000 in excess thereof (or, if the then aggregate Available Revolving Credit Commitments are less, such lesser amount). Upon receipt of any such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make its Revolving Credit Percentage of the amount of each borrowing of Loans available to the Administrative Agent for the account of the applicable Borrower indicated on the applicable Borrowing Notice at the Funding Office prior to 2:30 P.M. (New York City time) on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

2.3 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender the then unpaid principal amount of (i) each 2025 Loan of such Lender on the 2025 Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 7.1) and (ii) each 2027 Loan of such Lender on the 2027 Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 7.1). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof, in each case, at the rates per annum, and on the dates, set forth in Section 2.11.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 9.6(c), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.3(b) shall, to the extent permitted by applicable law and absent manifest error, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower in accordance with the terms of this Agreement.

(e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a Note evidencing any Loans of such Lender, substantially in the form of Exhibit F, with appropriate insertions as to date and principal amount; provided that, delivery of Notes shall not be a condition precedent to the occurrence of the Restatement Effective Date or the making of Loans, if any, on the Restatement Effective Date.

2.4 Extension of Revolving Credit Termination Date. (a) The Borrower shall have the option, by delivery of a Termination Date Extension Request to the Administrative Agent (which shall promptly deliver a copy thereof to each of the Lenders) not less than 60 days prior to the Revolving Credit Termination Date then in effect (the “Existing Termination Date”), to request an extension of the Existing Termination Date, with respect to all, or any portion of, the Revolving Credit Commitments, for an additional one-year period in accordance with this Section 2.4; provided that, (i) no Event of Default or Material Default shall have occurred and be continuing at the time of the applicable extension, (ii) except as to interest, fees and final maturity (which shall be subject to the requirements of this Section 2.4, be determined by the Borrower and set forth in the Termination Date Extension Request), the Revolving Credit Commitments and Loans extended pursuant to a Termination Date Extension Request shall have the same terms as the original Revolving Credit Commitments and Loans subject to such Termination Date Extension Request, (iii) the Borrower may not submit more than two Termination Date Extension Requests and (iv) the Revolving Credit Termination Date, as extended, shall not be later than the fifth anniversary of the Restatement Effective Date.

(b) The Termination Date Extension Request shall specify (i) the date to which the Existing Termination Date is to be extended, (ii) the portion of the Revolving Credit Commitments to be extended, (iii) the changes, if any, to the Applicable Margin to be applied in determining the interest payable on the Loans of, and the fees payable hereunder to, Extending Lenders (as defined below) in respect of that portion of their Revolving Credit Commitments and Loans extended to such new Revolving Credit Termination Date and (iv) any other amendments or modifications to this Agreement to be effected in connection with the Termination Date Extension Request; provided that, no such changes or modifications requiring approvals pursuant to the provisos in Section 9.1 shall become effective prior to the then Existing Termination Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein. Each Lender may elect, in its sole discretion, whether to participate in such extension on a pro rata basis. In addition, Lenders may elect to have their Revolving Credit Commitment extended in excess of its pro rata share according to its Revolving Credit Percentage in effect on the date if any other Lender declines to participate in such extension of Revolving Credit Commitments (each Lender holding Revolving Credit Commitments subject to the Termination Date Extension Request being referred to herein as an “Extending Lender”). If the Borrower requests to extend only a portion of the then existing Revolving Credit Commitment, each Lender opting to participate in the extension will be deemed for purposes hereof to be an Extending Lender solely in respect of such extended portion, and the aggregate principal amount of each Type of Loans of such Lender shall be allocated ratably among the extended and non-extended portions of the Loans of such Lender based on the aggregate principal amount of such Loans so extended and not extended. Subject to Section 2.4(d), on the date specified in the Termination Date Extension Request as the effective date thereof, (i) the Existing Termination Date of the applicable Revolving Credit Commitments and Loans shall, as to the Extending Lenders, be extended to such date as shall be specified therein and (ii) such other modifications and amendments hereto specified in the Termination Date Extension Request shall (subject to any required approvals (including those of the Required Lenders) having been obtained) shall become effective.

(c) If a Termination Date Extension Request has become effective hereunder:

(i) not later than the third Business Day prior to the Existing Termination Date (which, for the avoidance of doubt, shall include the 2025 Revolving Credit Termination Date with respect to the 2025 Loans and 2025 Revolving Credit Commitments for all purposes hereunder), the Borrower shall make prepayments (which prepayments shall not be subject to Section 2.17) of Loans such that, after giving effect to such prepayments, the Total Revolving Extensions of Credit as of such date will not exceed the aggregate Revolving Credit Commitments of the Extending Lenders extended pursuant to this Section 2.4 (which, for the avoidance of doubt, shall include the 2027 Extending Lenders) (and the Borrower shall not be permitted to request any Loan if, after giving effect thereto, the Total Revolving Extensions of Credit of all Lenders would exceed the aggregate amount of the Revolving Credit Commitments so extended); and

(ii) on the Existing Termination Date, if the Borrower has elected to extend only a portion of the then-existing Revolving Credit Commitment and Loans, the non-extended portion of the Revolving Credit Commitments (which, for the avoidance of doubt shall include the 2025 Revolving Credit Commitments) shall terminate, and the Borrower shall repay the non-extended portion of such Loans (which, for the avoidance of doubt shall include the 2025 Loans), together with accrued and unpaid interest and all fees and other amounts owing to the applicable Lender hereunder, it being understood and agreed that, subject to satisfaction of the conditions set forth in Section 4.2, such repayments may be funded with the proceeds of new Loans made simultaneously with such repayments by the Extending Lenders, which Loans shall be made ratably by the Extending Lenders in accordance with their extended Revolving Credit Commitments.

(d) The Termination Date Extension Request shall become effective hereunder, on the effective date of such extension, upon the satisfaction of the following conditions:

(i) on the Existing Termination Date, the Administrative Agent shall have received an officer’s certificate from a Responsible Officer of the Borrower certifying that:

(x) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of date; provided that, (A) to the extent that any such representation and warranty relates to a specific earlier date, they shall be true and correct in all material respects as of such earlier date and (B) to the extent that any such representation and warranty is qualified as to “materiality”, “Material Adverse Effect” or similar language, they shall be true and correct (after giving effect to any such qualification therein) in all respects on such respective dates; and

(y) no Event of Default or Material Default has occurred and is continuing on such date or after giving effect to the requested extension;

(ii) the Administrative Agent shall have received, for the ratable account of each Extending Lender, an extension fee in the amount agreed to by such Lender; and

(iii) the Extending Lenders, in the aggregate, shall have agreed to extend 50% or more of the Total Revolving Credit Commitments then in effect.

(e) Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Termination Date in accordance with the express terms of this Section 2.4, or any amendment or modification of the terms and conditions of the Revolving Credit Commitments and Loans of the Extending Lenders effected pursuant thereto, shall be deemed to (i) violate the last sentence of Section 2.6 or Section 2.14 or 9.7 or any other provision of this Agreement or (ii) require the consent of all Lenders or all affected Lenders under Section 9.1.

(f) The Borrower, the Administrative Agent and the Extending Lenders may enter into an amendment to this Agreement to effect such modifications as may be reasonably necessary to reflect the terms of the Termination Date Extension Request that has become effective in accordance with the provisions of this Section 2.4. In connection with such amendment, the Borrower shall, if reasonably requested by the Administrative Agent, deliver a customary opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of such amendment, this Agreement as amended thereby and such other Loan Documents (if any) as may be amended thereby.

2.5 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Restatement Effective Date to the last day of the Revolving Credit Commitment Period, computed at the applicable Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof. If there is any change in the Commitment Fee Rate during any quarter, the actual daily amount of the commitment fee shall be computed and multiplied by the Commitment Fee Rate separately for each period during such quarter that such Commitment Fee Rate was in effect.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates set forth in the Fee Letter and otherwise from time to time agreed to in writing by the Borrower, the Administrative Agent and the Lenders.

2.6 Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments; provided that, no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Maximum Facility Availability. Any such reduction (excluding any termination of a portion of the Revolving Credit Commitments pursuant to Section 2.4) shall be in an amount equal to $1,000,000, or a whole multiple thereof (or, if the aggregate Revolving Credit Commitments are less, such lesser amount), and shall reduce permanently the Revolving Credit Commitments then in effect; provided that, prior to the 2025 Revolving Credit Termination Date, the reduction of Revolving Credit Commitments shall be applied on a pro rata basis to the 2025 Revolving Credit Commitments and the 2027 Revolving Credit Commitments.

2.7 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as otherwise provided herein), upon delivery of an irrevocable (provided that, the notice in connection with any refinancing or similar event may be conditioned on the closing of such refinancing or similar event) Prepayment Notice delivered to the Administrative Agent no later than (i) 2:00 P.M. (New York City time) two Business Day prior thereto in the case of Term SOFR Loans, (ii) following the effectiveness of a Benchmark Replacement, 2:00 P.M. (New York City time) five Business Days prior thereto in the case of Daily Simple SOFR Loans and (iii) 10:00 A.M. (New York City time) on the day thereof in the case of Base Rate Loans, which Prepayment Notice shall specify the date and amount of such prepayment and whether such prepayment is of SOFR Loans or Base Rate Loans; provided that if a Term SOFR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.17. Upon receipt of a Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If a Prepayment Notice is given, the amount specified in such Prepayment Notice shall be due and payable on the date specified therein, together with (except in the case of Loans that are Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans (other than after any principal prepayment with respect to a Borrowing Base Asset made by the relevant Underlying Obligor which, immediately after giving effect to such prepayment, does not result in the Borrower being required to make a mandatory prepayment in accordance with Section 2.8) shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $250,000 thereof (or, if the aggregate outstanding principal amount of the Loans are less, such lesser amount); provided further that prior to the 2025 Revolving Credit Termination Date, the voluntary prepayment of Loans shall be applied on a pro rata basis to the 2025 Loans and the 2027 Loans.

2.8 Mandatory Prepayments. If at any date the Total Revolving Extensions of Credit exceed the Maximum Facility Availability calculated as of such date (including, for the avoidance of doubt, if the Borrowing Base decreases due to a Borrowing Base Asset ceasing to qualify as an Eligible Asset), the Borrower shall prepay the Loans within two Business Days of such date in an aggregate amount equal to or greater than such excess so that the Total Revolving Extensions of Credit no longer exceed the Maximum Facility Availability as of such date; provided that prior to the 2025 Revolving Credit Termination Date, the voluntary prepayment of Loans shall be applied on a pro rata basis to the 2025 Loans and the 2027 Loans.

2.9 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert SOFR Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election with delivery of a Conversion/Continuation Notice no later than 2:00 p.m. (New York City time) two Business Days in advance thereof; provided that, any such conversion of SOFR Loans may be made only on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to SOFR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 2:00 p.m. (New York City time) two Business Days in advance thereof (which notice shall specify the length of the initial Interest Period therefor); provided that no Base Rate Loan may be converted into a SOFR Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the Revolving Credit Termination Date (as in effect from time to time). Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof.

(b) The Borrower may elect to continue any SOFR Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent no later than 2:00 p.m. (New York City time) one Business Day in advance thereof; provided that no SOFR Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the Revolving Credit Termination Date; and provided further that if the

Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof.

2.10 Minimum Amounts and Maximum Number of SOFR Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of SOFR Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that after giving effect thereto, the aggregate principal amount of the SOFR Loans comprising each SOFR Tranche shall be equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the aggregate SOFR Loans then outstanding are less, such lesser amount).

2.11 Interest Rates and Payment Dates. (a) Each Term SOFR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted Term SOFR determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin.

(c) Each Daily Simple SOFR Loan (following the effectiveness of a Benchmark Replacement), shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to Adjusted Daily Simple SOFR determined for such day plus the Applicable Margin.

(d) (i) At any time an Event of Default pursuant to Sections 7.1(a) or 7.1(f) has occurred and is continuing, all outstanding Loans (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% per annum and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2% per annum, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(e) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (d) of this Section shall be payable from time to time on demand during the applicability of Section 2.11(d). The Administrative Agent shall use commercially reasonable efforts to deliver an invoice 5 Business Days prior to each Interest Payment Date; provided that, the Administrative Agent’s failure to deliver an invoice pursuant to this Section 2.11(e) shall not relieve, excuse or waive the Borrower’s payment or other obligation under the Loan Documents.

2.12 Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans at times when the Base Rate is based on the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a SOFR. Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11(a), (b) or (c).

2.13 Inability to Determine Interest Rate. Subject to Section 2.21, in the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto, absent manifest error) that “Term SOFR” or, following the effectiveness of a Benchmark Replacement, “Daily Simple SOFR” cannot be determined in accordance with the terms of this Agreement on or prior to the first day of any Interest Period, the Administrative Agent shall promptly give notice (by telefacsimile, other electronic image scan transmission (e.g., pdf via email) or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (x) no Loans may be made as, or converted to, Term SOFR Loans (or, following the effectiveness of a Benchmark Replacement, Daily Simple SOFR Loans) until such time as the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (y) any Borrowing Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower or, at the Borrower’s request, made as a Base Rate Loan.

2.14 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Credit Commitments of the Lenders, shall be made pro rata according to the Revolving Credit Percentages of the Lenders. Each payment of interest in respect of the Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(c) The application of any payment of Loans (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans and, second, to SOFR Loans. Each payment of the Loans (except Base Rate Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to the Payment Time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by the Borrower after the Payment Time on any Business Day shall be deemed to have been made on the next following Business Day. If any payment hereunder (other than payments on the SOFR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be deemed made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing of Loans that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment of Loans due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g) Upon receipt by the Administrative Agent of payments on behalf of Lenders, the Administrative Agent shall promptly distribute such payments to the Lender or Lenders entitled thereto, in like funds as received by the Administrative Agent.

2.15 Requirements of Law. (a) If any Change in Law:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any SOFR Loan made by it (except for Non-Excluded Taxes imposed on amounts payable by the Borrower under this Agreement, taxes expressly excluded in (ii)-(iv) under the provisions of Section 2.16(a) in defining “Non-Excluded Taxes” or Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of Adjusted Term SOFR (or after the effectiveness of a Benchmark Replacement, Adjusted Daily Simple SOFR) hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender, in its commercially reasonable judgment, deems to be material, of making, converting into, continuing or maintaining SOFR Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable; provided, however, that with respect to the foregoing, such Lender has made such determination and imposed such increase upon all of its similarly situated borrowers under similar credit facilities. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.15, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.15 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(c) If any Lender shall have determined that any Change in Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under to a level below that which such Lender or such corporation could have achieved but for such Change in Law or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender, in its commercially reasonable judgment, to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided, however, that with respect to the foregoing, such Lender has made such determination and imposed such increase upon all of its similarly situated borrowers under similar credit facilities.

(d) A certificate as to any additional amounts payable pursuant to this Section 2.15 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, except as required by applicable law. If any applicable law (as determined in good faith by an applicable withholding agent) requires the deduction or withholding of any Tax, excluding, however, (i) net income Taxes (however denominated), branch profit Taxes, and franchise Taxes (A) imposed on any Recipient by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (B) that are Other Connection Taxes; (ii) Taxes that are attributable to such Recipient’s failure to comply with the requirements of paragraph (e) or (g) of this Section 2.16; (iii) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to such Lender pursuant to a law in effect on the date on which such Lender (A) becomes a party to this Agreement (other than pursuant to an assignment request under Section 2.19), or (B) designates a new lending office, except, in each case, to the extent that pursuant to this Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before the time of assignment or to such Lender immediately before it changed its lending office; or (iv) any U.S. federal withholding Taxes imposed under FATCA (Taxes not so excluded, and imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, “Non-Excluded Taxes”), then, in the case of any Non-Excluded Taxes or any Other Taxes, the amounts so payable to the Recipient shall be increased to the extent necessary to yield to the Recipient (after payment of all Non-Excluded Taxes and Other Taxes) an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, without duplication of other amounts payable by the Borrower or Loan Parties pursuant to Section 2.16(a), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for the payment of Other Taxes.

(c) The Borrower shall indemnify each Lender or the Administrative Agent, as the case may be, within ten days after demand therefor, for the full amount of any Non-Excluded Taxes and Other Taxes (including Non-Excluded Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16(c) payable or paid by the Administrative Agent or such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Arranger or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any Taxes that may become payable by the Administrative Agent or any Lender as a result of any such failure, except to the extent that any such amounts are compensated for by an increased payment under Section 2.17(a). The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) Each Lender shall deliver documentation and information to the Borrower and the Administrative Agent, at the times and in form required by applicable law or reasonably requested by the Borrower or the Administrative Agent, sufficient to permit the Borrower or the Administrative Agent to determine whether or not payments made with respect to this Agreement or any other Loan Documents are subject to taxes, and, if applicable, the required rate of withholding or deduction. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. In addition, any Recipient, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in (e)(i), (e)(ii) and (h) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing,

(i) Any Lender (or Transferee) that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent Internal Revenue Service Form W-9 (or successor form) on or about the date it becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) establishing that such Lender is not subject to U.S. backup withholding or such Lender shall otherwise establish an exemption from U.S. backup withholding.

(ii) Each Lender (or Transferee) that in not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (or, in the case of a Participant that would be Non-U.S. Lender if it were a Lender (each, a “Non-U.S. Participant”), to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8BEN-E or Form W-8ECI, Form W-8IMY (together with all required supporting documentation), or, in the case of a Non-U.S. Lender claiming an exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit G-1, G-2, G-3 or G-4, as applicable, and a Form W-8BEN or Form W-8BEN-E, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming a complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or about the date it becomes a party to this Agreement (or, in the case of any Non-U.S. Participant, on or about the date such Non-U.S. Participant purchases the related participation) (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent). Each Non-U.S. Lender shall promptly notify the Borrower (or, in the case of a Non-U.S. Participant, the Lender from which the related participation shall have been purchased) at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(f) For the avoidance of doubt, if a Lender is an entity disregarded from its owner for U.S. federal income tax purposes, references to the foregoing documentation are intended to refer to documentation with respect to such Lender’s owner and, as applicable, such Lender.

(g) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) If the Administrative Agent or a Lender determines in its sole discretion exercised in good faith that it has received a refund of any Non-Excluded Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Non-Excluded Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that if the Administrative Agent or such Lender is required to repay all or a portion of such refund to the relevant Governmental Authority, the Borrower, upon the request of the Administrative Agent or such Lender, shall repay the amount paid over to the Borrower that is required to be repaid (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender within three Business Days after receipt of written notice that the Administrative Agent or such Lender is required to repay such refund (or a portion thereof) to such Governmental Authority. Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower, the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Non-Excluded Taxes or Other Taxes giving rise to such refund had not been deducted, withheld or otherwise imposed and additional amounts with respect to such Non-Excluded Taxes or Other Taxes had never been paid.

(i) Nothing in this Section 2.16 shall require the Lender to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

2.17 Compensation for Losses. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto, other than a failure caused by a failure of a Lender to fund its Loan or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense (excluding loss of profit) attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.18 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain SOFR Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make SOFR Loans, continue SOFR Loans as such and convert Base Rate Loans to SOFR Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as SOFR Loans, if any, shall, upon notice to the Borrower, be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law; provided, however, that with respect to the foregoing, such Lender has made such determination and imposed such conversion upon all of its similarly situated borrowers under similar credit facilities. If any such conversion of a SOFR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.17.

2.19 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.15, 2.16 or 2.17 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided further that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.15, 2.16(a) or 2.17.

2.20 Replacement of Lenders under Certain Circumstances. (a) The Borrower shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.15 or 2.16 or gives a notice of illegality pursuant to Section 2.17, (ii) is a Defaulting Lender, (iii) is a Non-Consenting Lender with a replacement financial institution or (iv) declines to participate in an extension of the Revolving Credit Termination Date as an Extending Lender pursuant to Section 2.4; provided that (A) such replacement does not conflict with any Requirement of Law, (B) no Event of Default shall have occurred and be continuing at the time of such replacement, (C) prior to any such replacement, such Lender shall not have taken action under Section 2.19 which has eliminated the continued need for payment of amounts owing pursuant to Section 2.15 or 2.16 or which has eliminated the illegality referred to in such notice of illegality given pursuant to Section 2.17, (D) the replacement financial institution shall purchase, at par (or such other amount agreed upon by the replacement financial institution and the replaced Lender), all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (E) the Borrower shall be liable to such replaced Lender under Section 2.17 (as though Section 2.17 were applicable) if any SOFR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (F) the replacement financial institution, if not already a Lender, shall be an Eligible Assignee and be reasonably satisfactory to the Administrative Agent, (G) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that, if applicable, the Borrower shall be obligated to pay the registration and processing fee referred to therein), (H) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.15 or 2.16, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (I) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender and (J) with respect to any replacement for purposes of Section 2.4, such replacement Lender shall agree to the terms of such applicable Termination Date Extension Request.

(b) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment requires the agreement of the Required Lenders, all Lenders or all affected Lenders in accordance with the terms of Section 9.1 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

2.21 Benchmark Replacement Setting.

Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, then (A) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.21(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.21.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including any Term Benchmark) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Term SOFR Loan of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that any tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

2.22 Defaulting Lender.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.1 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Revolving Credit Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.5(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their Revolving Credit Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.23 Revolving Credit Commitment Increase.

(a) Subject to the terms and conditions set forth herein, the Borrower shall have the right to request, by written notice to the Administrative Agent, an increase in the 2027 Revolving Credit Commitments hereunder (each, a “Revolving Credit Commitment Increase”) by up to $212,500,000, such that, after giving effect to such Revolving Credit Commitment Increase, the aggregate principal amount of all then effective Revolving Credit Commitments does not exceed $637,500,000; provided that (i) any Revolving Credit Commitment Increase shall be on the same terms and pursuant to the documentation applicable to the 2027 Revolving Credit Commitments, except with respect to any commitment, arrangement, upfront or similar fees that may be agreed to among the Borrower and the Increase Loan Lenders and (ii) any Revolving Credit Commitment Increase shall be in a minimum amount of $10,000,000 (and increments of $1,000,000 above $10,000,000) or, if less than $10,000,000 is available, the amount left available.

(b) Each notice submitted pursuant to this Section 2.23 (a “Revolving Credit Commitment Increase Notice”) requesting a Revolving Credit Commitment Increase shall specify the amount of the increase in the Revolving Credit Commitments being requested. Upon receipt of a Revolving Credit Commitment Increase Notice, the Administrative Agent may (at the direction of the Borrower) promptly notify the applicable Lenders and each such Lender may have the right to elect to have its Revolving Credit Commitment increased by its pro rata share according to its Revolving Credit Percentage in effect on the date (it being understood and agreed that (x) a Lender may elect to have its Revolving Credit Commitment increased in excess of its pro rata share according to its Revolving Credit Percentage in effect on the date, in its discretion if any other Lender declines to participate in the Revolving Credit Commitment Increase and (y) the Borrower may elect to offer, or consent to, an increase in the Revolving Credit Commitments of any Lender on a basis that is less than its pro rata share according to its Revolving Credit Percentage in effect on the date) of the requested increase in Revolving Credit Commitments; provided that (i) each Lender may elect or decline, in its sole discretion, to have its Revolving Credit Commitment increased in connection with any requested Revolving Credit Commitment Increase, it being understood that no Lender shall be obligated to increase its Revolving Credit Commitment unless it, in its sole discretion, so agrees and, if a Lender fails to respond to any Revolving Credit Commitment Increase Notice within ten (10) Business Days after such Lender’s receipt of such request, such Lender shall be deemed to have declined to participate in such Revolving Credit Commitment Increase; (ii) if any Lender declines to participate in any Revolving Credit Commitment Increase and, as a result, commitments from additional financial institutions are required in connection with the Revolving Credit Commitment Increase, any Person or Persons providing such commitment (such additional financial institutions “Additional Lenders”) shall be subject to the written consent of the Administrative Agent (not to be unreasonably withheld); and (iii) in no event shall a Defaulting Lender be entitled to participate in such Revolving Credit Commitment Increase. In the event that any Lender or other Person agrees to participate in any Revolving Credit Commitment Increase (each an “Increase Loan Lender”), such Revolving Credit Commitment Increase shall become effective on such date as shall be mutually agreed upon by the Increase Loan Lenders and the Borrower, which date shall be as soon as practicable after the date of receipt of the Revolving Credit Commitment Increase Notice (such date, the “Increase Date”); provided that the establishment of such Revolving Credit Commitment Increase shall be subject to the satisfaction of each of the following conditions: (1) no Default or Event of Default shall have occurred and be continuing on such date or would exist after giving effect thereto; (2) the

Revolving Credit Commitment Increase shall be effected pursuant to one or more joinder agreements executed and delivered by the Borrower, the Administrative Agent, and the Increase Loan Lenders, each of which shall be reasonably satisfactory to the Borrower, the Administrative Agent, and the Increase Loan Lenders; (3) the Borrower shall execute and deliver or cause to be executed and delivered to the Administrative Agent, to the extent required by any Additional Lenders providing such Revolving Credit Commitment Increases, customary closing certificates, legal opinions, good standing certificates, resolutions and organizational documents of the type and form delivered on the Restatement Effective Date; (4) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date; provided that, (x) to the extent that any such representation or warranty relates to a specific earlier date, they shall be true and correct in all material respects as of such earlier date and (y) to the extent that any such representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; and (5) the Borrower shall have paid to the Administrative Agent and the Increase Loan Lenders agreed fees and expenses in connection with any such Revolving Credit Commitment Increase, to the extent invoices have been received on or prior to the proposed Increase Date.

(c) On the Increase Date, upon fulfillment of the conditions set forth in this Section 2.23, (i) the Administrative Agent shall effect a settlement of all outstanding Loans among the Lenders that will reflect the adjustments to the Revolving Credit Commitments of the Lenders as a result of the Revolving Credit Commitment Increase, (ii) the Administrative Agent shall notify the Lenders and Loan Parties of the occurrence of the Revolving Credit Commitment Increase to be effected on the Increase Date, (iii) Annex A shall be deemed modified to reflect the revised Revolving Credit Commitments of the affected Lenders and (iv) Notes will be issued, at the expense of the Borrower, to any Lender participating in the Revolving Credit Commitment Increase and requesting a Note.

(d) Each joinder agreement and any amendment to any Loan Document requested by the Administrative Agent in connection with the establishment of the Revolving Credit Commitment Increase may, without the consent of any of the Lenders, effect such amendments to this Agreement (an “Incremental Revolving Credit Commitment Agreement”) and the other Loan Documents as may be reasonably necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.23.

SECTION 3 REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower and the Guarantors hereby represent and warrant to the Administrative Agent and each Lender that:

3.1 Financial Condition.

(a) The unaudited consolidated balance sheet of the Borrower as at September 30, 2023, and the related consolidated statements of income and retained earnings and of cash flows for the fiscal quarter ended on such date, copies of which have heretofore been furnished to each Lender, present fairly in all material respects in accordance with GAAP (to the extent applicable) the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal quarter then ended.

(b) The audited consolidated balance sheet of the Borrower as at December 31, 2023, and the related consolidated statement of income and retained earnings and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Ernst & Young LLP, copies of which have heretofore been furnished to each Lender, present fairly in all material respects in accordance with GAAP (to the extent applicable) the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended.

(c) All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved, subject, in the case of the quarterly financial statements, to normal year-end audit adjustments and the absence of footnotes. The Loan Parties do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.

3.2 No Change. Since December 31, 2023 there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect, which has not been disclosed by the Borrower in accordance with Section 5.7(f) and waived in writing by the Administrative Agent and the Required Lenders.

3.3 Corporate Existence; Compliance with Law. Each of the Loan Parties (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate or limited liability company power and authority, and the legal right and all requisite governmental licenses, authorizations, consents and approvals to own and operate its Property and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation or other organization and in good standing (to the extent such concept exists in such jurisdiction) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (iv) is in compliance with all Requirements of Law, except in the case of clauses (ii) (with respect to requisite governmental licenses, authorizations, consents and approvals only), (iii) and (iv) to the extent that the failure to so qualify or comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except consents, authorizations, filings and notices required pursuant to the Loan Documents or which have been obtained or made and are in full force and effect. Each Loan Document has been or will be duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation. No Requirement of Law or Contractual Obligation applicable to any Loan Party would reasonably be expected to have a Material Adverse Effect.

3.6 No Material Litigation. Except as otherwise disclosed to the Administrative Agent prior to the Restatement Effective Date or after the Restatement Effective Date pursuant to Section 5.7(c) and waived in writing by the Administrative Agent and the Required Lenders, no litigation, investigation of which the Borrower or any Guarantor has Knowledge or proceeding of or before any arbitrator or Governmental Authority is pending or, to the Knowledge of the Borrower or any Guarantor, threatened in writing by or against any Loan Party or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

3.7 No Default. None of the Loan Parties is in default under or with respect to any of its Contractual Obligations (other than those governing Indebtedness of any Loan Party) in any respect that could reasonably be expected to have a Material Adverse Effect, and no Default or Event of Default has occurred and is continuing which has not been disclosed by the Borrower in accordance with Section 5.7(a) and waived in writing by the Administrative Agent and the Required Lenders.

3.8 Taxes. Each of the Loan Parties has filed or caused to be filed all Federal, state and other material tax returns, if any, that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than, in each case, any taxes (i) the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Loan Party or (ii) the failure to pay which would not reasonably be expected to have a Material Adverse Effect); and no tax Lien has been filed (other than with respect to any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Loan Party, as the case may be).

3.9 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.

3.10 ERISA. Neither a Reportable Event nor a failure to meet the minimum funding standards and benefit limitations of Section 412, 430 or 436 of the Code or Section 302, 303, 304, or 305 of ERISA with respect to any Plan (whether or not waived) has occurred. Each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except as would not reasonably be expected to have a Material Adverse Effect. No termination of a Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during the previous five years, nor is expected to arise, nor has any event or circumstance occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA. Neither the Borrower, any Guarantor nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect, and neither the Borrower nor any Guarantor would become subject to any material liability under ERISA if the Borrower, any Guarantor or any Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, except as would not reasonably be expected to have a Material Adverse Effect. No such Multiemployer Plan is, to the Knowledge of the Borrower, Insolvent, nor is the Borrower, any Guarantor nor any Commonly Controlled Entity in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

3.11 Investment Company Act; Other Regulations. No Loan Party is required to register as an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

3.12 Use of Proceeds. The proceeds of the Loans shall be used by the Borrower and its Subsidiaries for operating expenses and general corporate purposes of the Borrower and its Subsidiaries.

3.13 Environmental Matters. Except with respect to any matters that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, no Loan Party has (i) failed to comply with any Environmental Law, (ii) failed to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (iii) become subject to any Environmental Liability that remains outstanding, (iv) received written notice of any claim with respect to any Environmental Liability that remains outstanding or (v) gained Knowledge of any basis for any Environmental Liability that remains outstanding.

3.14 Accuracy of Information, etc. (a) None of the information and data heretofore or contemporaneously furnished in writing by or on behalf of any Loan Party (other than financial estimates, forecasts and other forward-looking information, pro forma financial information and information of a general economic or industry-specific nature) to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make such information and data (taken as a whole), in light of the circumstances under which it was delivered, not materially misleading, provided that, any such information and data with respect to Borrowing Base Assets only, shall be subject to the Knowledge of the Borrower or any Guarantor.

(b) As of the Restatement Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification (if applicable) provided on or prior to the Restatement Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

3.15 Security Documents. Each Security Document is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Pledge Agreement, when any stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the other Security Documents, when financing statements in appropriate form are filed in the offices specified on Schedule 3.15 (which financing statements have been duly completed and delivered to the Administrative Agent) and such other filings as are specified in the Security Documents have been completed (all of which filings have been duly completed), the Security Documents shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 6.3).

3.16 Representations and Warranties Regarding Borrowing Base Assets. Each Borrowing Base Asset is an Eligible Asset. Each Borrowing Base Asset has been either (i) originated directly by the Borrower or an Affiliate of the Borrower or (ii) acquired by a Loan Party (or, solely with respect to any CMBS or CLO Equity Investment, a Borrowing Base Party).

3.17 Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

3.18 REIT Status. The Borrower has organized and operated in a manner that has allowed it to qualify for REIT Status commencing with its taxable year ending December 31, December 31, 2017.

3.19 Insurance. The Loan Parties are insured with financially sound and reputable insurance companies (as determined in the good faith judgment of the applicable Loan Party) which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar assets (as determined in the good faith judgment of the applicable Loan Party), except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

3.20 Compliance with Anti-Terrorism, Embargo and Anti-Money Laundering Laws. (a) Neither the Borrower, nor any other Loan Party or Controlled Affiliate has, directly or indirectly, engaged in business dealings with any Sanctioned Person.

(b) Neither the Borrower nor any other Loan Party or Controlled Affiliate has derived or used any of its assets in violation of the anti-money laundering or anti-terrorism laws or regulations of the United States, including but not limited to the USA PATRIOT Act, the Money Laundering Control Act, the Bank Secrecy Act and any related Executive Order issued by the President.

(c) Neither the Borrower, nor any other Loan Party or Controlled Affiliate has failed to comply with applicable anti-bribery and anti-corruption laws and regulations (including the FCPA), including failing to comply in any manner that may result in the forfeiture of any Borrowing Base Asset or the proceeds of the Loans or a claim of forfeiture of any Borrowing Base Asset or the proceeds of the Loans.

SECTION 4 CONDITIONS PRECEDENT

4.1 Conditions to the Restatement Effective Date. The effectiveness of the Revolving Credit Commitments of each Lender, and the agreement of each Lender to make the initial extension of credit requested to be made by it hereunder on or after the Restatement Effective Date, is subject to the satisfaction of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, the Guarantors and each Lender constituting in excess of the Supermajority Lenders under the Existing Credit Agreement party hereto and (ii) to the extent requested by any Lender, a Note duly completed and executed by the Borrower and payable to such Lender.

(b) Financial Condition Covenants. The Administrative Agent shall have received a Compliance Certificate containing all information and calculations reasonably necessary for determining pro forma compliance with Section 6.1 as of the last day of the fiscal quarter of the Borrower ended December 31, 2023 after giving effect to the transactions contemplated hereby to occur on the Restatement Effective Date.

(c) Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of the Borrower and its consolidated Subsidiaries for the 2022 and 2023 fiscal years and (ii) unaudited consolidated financial statements of the Borrower and its consolidated Subsidiaries for the fiscal quarters ended March 31, 2023, June 30, 2023 and September 30, 2023; provided that all financial statements filed by the Borrower with the SEC or on the Borrower’s website shall be deemed delivered hereunder.

(d) Approvals. All governmental and third party approvals necessary in connection with the continuing operations of the Loan Parties and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(e) Fees.

(i) The Lenders, Barclays Bank PLC and the Administrative Agent shall have received all fees required to be paid, including pursuant to the Fee Letter, and all actual out-of-pocket expenses for which invoices have been presented (including reasonable fees, actual out-of-pocket disbursements and other charges of outside counsel to the Administrative Agent), on or before the Restatement Effective Date, subject to any agreed limits on such fees and expenses.

(ii) The Lenders (as defined in the Existing Credit Agreement) and the Administrative Agent (as defined in the Existing Credit Agreement) shall have received all accrued and unpaid interest, fees and, subject to the Outstanding Loan Reallocation, repayment of all outstanding principal (if any), under the Existing Credit Agreement.

(f) Solvency. The Administrative Agent shall have received a certificate (in form and substance reasonably satisfactory to the Administrative Agent) from the chief financial officer of the Borrower certifying that the Borrower and its Subsidiaries, considered as a whole, after giving effect to the transactions contemplated hereby to occur on the Restatement Effective Date, are Solvent.

(g) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no Liens on any of the assets of the Loan Parties, except for Liens incurred in the normal course of the Loan Parties’ business which are reasonably acceptable to the Administrative Agent; provided, that such Liens on the Collateral are permitted under Section 6.3.

(h) Pledged Membership Interests; Stock Powers. To the extent not previously delivered to the Administrative Agent in connection with the Existing Credit Agreement, the Administrative Agent shall have received, to the extent certificated, the certificated representing the shares of any Pledged Stock (as defined in the Pledge Agreement) required to be delivered pursuant to the Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer.

(i) Filings, Registrations and Recordings. To the extent not previously made in connection with the Existing Credit Agreement, each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.3), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

(j) Secretary’s Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Restatement Effective Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(k) Legal Opinion. The Administrative Agent shall have received an executed legal opinion of Venable LLP, counsel to the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent. Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require and shall be addressed to the Administrative Agent and the Lenders.

(l) USA PATRIOT Act. The Lenders shall have received, sufficiently in advance of the Restatement Effective Date, (i) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested in a written notice to the Borrower, a Beneficial Ownership Certification in relation to the Borrower, shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(m) Borrowing Base Assets. To the extent not previously received under the Existing Credit Agreement, on or prior to the Restatement Effective Date, the Administrative Agent shall have received business and legal materials, third party reports, information and documentation, in each case, to the extent available to the Borrower, reasonably necessary for the Administrative Agent to determine that each Borrowing Base Asset to be included in the Borrowing Base on the Restatement Effective Date will be in compliance with the Borrowing Base Conditions as of the Restatement Effective Date.

(n) Closing Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower, dated the Restatement Effective Date, certifying as to the Loan Parties’ compliance with Sections 4.2(a) and (b) as of the Restatement Effective Date.

(o) No Material Adverse Effect. No event or condition shall have occurred since the date of the Borrower’s most recent audited financial statements delivered to the Administrative Agent which has had or could reasonably be expected to result in a Material Adverse Effect.

4.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date; provided that, (x) to the extent that any such representation or warranty relates to a specific earlier date, they shall be true and correct in all material respects as of such earlier date and (y) to the extent that any such representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date or from the application of the proceeds therefrom.

(c) Borrowing Base Certificate. The Administrative Agent shall have received, and be satisfied in all respects with, a completed Borrowing Base Certificate, containing an accurate representation of the Borrowing Base as of such date, signed by a Principal Financial Officer.

(d) Availability. After giving effect to such extension of credit, the Total Revolving Extensions of Credit shall not exceed the Maximum Facility Availability.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

4.3 Conditions to the Addition of a Borrowing Base Asset. The Borrower and the Guarantors (or, solely with respect to CMBS and CLO Equity Investments, the Borrowing Base Parties) shall be permitted to add Investment Assets to the Borrowing Base provided that such Investment Asset satisfies the Borrowing Base Conditions as of the proposed date of addition thereof.

4.4 Conditions to the Release of a Borrowing Base Asset. The Borrower and the Guarantors (or, solely with respect to CMBS and CLO Equity Investments, the Borrowing Base Parties) shall be permitted to exclude any of their respective Property from the Borrowing Base Assets provided that, immediately after giving effect to such exclusion, the Specified Conditions are satisfied. Each exclusion by the Borrower or a Guarantor (or, solely with respect to CMBS and CLO Equity Investments, a Borrowing Base Party) hereunder shall constitute a representation and warranty by the Borrower as of the date of such exclusion that the Specified Conditions have been satisfied.

SECTION 5 AFFIRMATIVE COVENANTS

The Loan Parties hereby jointly and severally agree that, so long as the Revolving Credit Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent obligations for which a claim has not yet been made), the Loan Parties shall:

5.1 Financial Statements. Furnish to the Administrative Agent on behalf of each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of such year and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (other than in respect of an upcoming maturity of Indebtedness occurring within one year from the delivery of such opinion or any potential inability to satisfy a financial condition covenant on a future date or in a future period), by independent certified public accountants of nationally recognized standing (it being agreed that the furnishing of the Borrower’s annual report on Form 10-K for each such fiscal year as filed with the SEC within the time periods specified above, will satisfy the obligation under this Section 5.1(a) with respect to such fiscal year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit); and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, beginning with the quarter ending March 31, 2024, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of such quarter and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes) (it being agreed that the furnishing of the Borrower’s quarterly report on Form 10-Q for each such fiscal quarter, as filed with the SEC within the time periods specified above, will satisfy the obligations under this Section 5.1(b) with respect to such fiscal quarter);

all such financial statements (x) to present fairly, in all material respects, the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal period then ended and (y) to be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as set forth above and as approved by such accountants or officer, as the case may be, and disclosed therein).

5.2 Certificates; Other Information. Furnish to the Administrative Agent:

(a) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that no Default or Event of Default has occurred and is continuing except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

(b) (i) within five Business Days after the same are sent, copies, including copies sent electronically, of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five Business Days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC; and (ii) within five Business Days after the receipt thereof, copies of all written correspondence received from the SEC concerning any material investigation or inquiry regarding financial or other operational results of any Loan Party; provided, however, that public filing of any of the foregoing in this Section 5.2(b) shall constitute delivery to the Administrative Agent and each Lender of the same upon such filing; and

(c) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time on its own behalf or on behalf of any Lender reasonably request, including information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation (if applicable).

5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent subject to applicable notice and cure periods, as the case may be, all its material obligations of whatever nature, except where the (i) amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in accordance with GAAP with respect thereto have been provided on the books of the relevant Loan Party or (ii) failure to pay would not constitute an Event of Default hereunder.

5.4 Conduct of Business and Maintenance of Existence. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, including Environmental Laws, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.4.

5.5 Maintenance of Property; Insurance. (a) Keep and maintain its property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and in compliance with all material applicable standards, rules or regulations imposed by any Governmental Authority or by any insurance policy held by the Loan Parties.

(b) Maintain with insurance companies which the applicable Borrower believes (in its good faith judgment) are financially sound and reputable, insurance in such amounts and against such risks as is customarily maintained by companies of established repute engaged in the same or similar businesses (as determined in the good faith judgment of the Borrower).

5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in accordance in all material respects with GAAP and any applicable Requirements of Law and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Loan Parties with officers and employees of the Loan Parties and with its independent certified public accountants.

5.7 Notices. Promptly (unless otherwise specified below) give notice to the Administrative Agent, on behalf of each Lender, of:

(a) the occurrence of any Default or Event of Default (and in the case of a Default or Event of Default caused by, or arising directly in relation to, Borrowing Base Assets only, of which the Borrower or any Guarantor has Knowledge);

(b) any (i) default or event of default under any Contractual Obligation of any Loan Party of which such Loan Party Knows, or has received written notice thereof or (ii) litigation, investigation of which such Loan Party has Knowledge or proceeding which may exist at any time between any Loan Party and any Governmental Authority, that in either case, would reasonably be expected to have a Material Adverse Effect;

(c) any pending or threatened (in writing to any Loan Party), litigation or proceeding affecting any Loan Party (i) in which the aggregate actual or estimated liability of the Loan Parties is $15,000,000 or more, and in each case not covered by insurance or for which adequate reserves have not been established in accordance with GAAP, (ii) in which injunctive or similar relief is sought that would reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, reorganization or Insolvency of, any Plan;

(e) promptly after the Loan Parties first obtain Knowledge thereof, any Environmental Claim or other development, event, or condition that, individually or in the aggregate with other developments, events or conditions, would reasonably be expected to result in the payment by the Loan Parties, in the aggregate, of a Material Environmental Amount, including a full description of the nature and extent of the matter for which notice is given and all relevant circumstances, other than Environmental Claims covered by environmental indemnities or otherwise covered by insurance or for which adequate reserves have been established in accordance with GAAP;

(f) as soon as possible and in any event within five (5) Business Days of any Loan Party obtaining Knowledge thereof, any development or event that in the Borrower’s sole but commercially reasonable judgment, has had or would reasonably be expected to have a Material Adverse Effect;

(g) with respect to any Borrowing Base Asset:

(i) promptly following receipt of written notice or Knowledge that the Real Property underlying such Borrowing Base Asset comprised of real property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to materially and adversely affect the value of such Real Property;

(ii) promptly upon Knowledge of any event that is reasonably likely to materially and adversely affect the market value of a Borrowing Base Asset or the underlying Real Property;

(iii) promptly, and in any event within ten days after service of process on any Loan Party of any of the following, notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings before any Governmental Authority affecting (x) any Loan Party or (y) any of the Borrowing Base Assets that (1) questions or challenges the validity or enforceability of any of the Borrowing Base Asset Documents or any action to be taken in connection with the transactions contemplated thereby, or (2) makes a claim or claims in an aggregate amount greater than $15,000,000; and

(iv) promptly after the effectiveness of any written consent, amendment, supplement, waiver, release or other modification for any Borrowing Base Asset, a true correct and complete copy of such consent, amendment, supplement, waiver, release or other modification that is reasonably likely to materially and adversely affect the market value of a Borrowing Base Asset;

(h) the failure of the Borrower to maintain REIT Status;

(i) promptly after the effectiveness of any amendment or other modification of the organizational documents of any Loan Party where such amendment could reasonably be expected to have a material and adverse effect on the Lenders a true correct and complete copy of such amendment or other modification (it being agreed that any such amendment or modification filed with the SEC (with notice of such filing provided to the Administrative Agent) will satisfy the obligations under this section); and

(j) any change in the information provided in the Beneficial Ownership Certification (if applicable) delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice pursuant to this Section (other than subclause (i) above) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Loan Party proposes to take with respect thereto.

5.8 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request to give full effect to the Security Documents.

5.9 Borrowing Base Certificates. Beginning with the month ended April 30, 2024, deliver to the Administrative Agent (and the Administrative Agent shall thereafter deliver to each Lender), as soon as available and in any event no later than ten Business Days after the end of each month, a completed Borrowing Base Certificate calculating and certifying the Borrowing Base as of the end of such month, signed on behalf of the Borrower by a Principal Financial Officer.

5.10 Taxes. Timely file or cause to be filed all Federal, state and other tax returns that are required to be filed and shall timely pay all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than (i) any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or the applicable Subsidiary and (ii) taxes the failure to pay which would not have a Material Adverse Effect).

5.11 Disclosable Events. If the Borrower or any Guarantor obtains Knowledge or receives any written notice that any Loan Party or Controlled Affiliate is in violation of Section 6.15(a), (b) or (c), including any such violation that could result in the forfeiture of the proceeds of the Loans or a claim of forfeiture of the proceeds of the Loans (any such violation, a “Disclosable Event”), the Borrower or such Guarantor shall promptly (i) give written notice to the Administrative Agent of such Disclosable Event and (ii) comply with all applicable laws with respect to such Disclosable Event. The Borrower and the Guarantors hereby authorize and consent to the Administrative Agent and each Lender taking any and all steps the Administrative Agent or such Lender deems necessary, in its sole but reasonable discretion, to avoid a violation of all applicable laws with respect to any such Disclosable Event.

5.12 Appraisals. At the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent the most recent annual Appraisals prepared by the Borrower in the ordinary course of the Borrower’s business, for the underlying Real Property securing any Borrowing Base Asset.

5.13 Additional Collateral. With respect to any Property acquired after the Restatement Effective Date (other than any Other Secured Indebtedness Asset) by the Borrower or the Guarantors (other than any Excluded Asset (as defined in the Guarantee and Collateral Agreement)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) subject to Section 5.12 of the Guarantee and Collateral Agreement, take all actions reasonably necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property (subject to any Crossing Lien Intercreditor Agreement), including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

5.14 Additional Guarantors. The Borrower shall be permitted to designate any of its additional wholly-owned direct or indirect Subsidiaries as Guarantors hereunder by causing such Subsidiary to (i) enter into a joinder agreement hereto in a form that is reasonably acceptable to the Administrative Agent, (ii) become a Guarantor under the Guarantee and Collateral Agreement, (iii) become a pledgor under the Pledge Agreement and (iv) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements and certificates reasonably requested by the Administrative Agent in order to effectuate the Obligations hereunder or required under the Loan Documents. If reasonably requested by the Administrative Agent, the Administrative Agent shall receive an opinion of counsel for such new Guarantor in form and substance reasonably satisfactory to the Administrative Agent in respect of matters reasonably requested by the Administrative Agent relating to any joinder agreement delivered pursuant to this Section 5.14, dated as of the date of such joinder agreement.

5.15 Cash of Borrowing Base Subsidiary Parties. The Loan Parties shall cause each Borrowing Base Subsidiary Party to be subject to a cash sweep arrangement pursuant to which all collections and distributions in respect of Borrowing Base Assets held by such Borrowing Base Subsidiary Party are swept to an account of a Loan Party on a daily basis.

SECTION 6 NEGATIVE COVENANTS

The Loan Parties hereby jointly and severally agree that, so long as Revolving Credit Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent obligations for which a claim has not yet been made), the Loan Parties shall not, directly or indirectly:

6.1 Financial Condition Covenants.

(a) Minimum Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any fiscal quarter of the Borrower to be less than 1.30 to 1.00 for the fiscal quarters ending on March 31, 2024 and June 30, 2024 and 1.40 to 1.00 for the fiscal quarter ending on September 30, 2024 and each fiscal quarter thereafter.

(b) Minimum Consolidated Tangible Net Worth. Permit the Borrower’s Consolidated Tangible Net Worth as of the last day of any fiscal quarter of the Borrower to fall below the sum of (i) $ 1,367,009,000 plus (ii) 75% of the net cash proceeds from any offering by the Borrower after the Closing Date of its Capital Stock minus 50% of the cash used by the Borrower to redeem or repurchase its Capital Stock after the Closing Date.

(c) Minimum Cash Liquidity. Permit the Borrower’s Cash Liquidity as of the last day of any fiscal quarter of the Borrower to be less than $10,000,000.

(d) Maximum Debt to Equity. Permit the Consolidated Debt to Equity Ratio of the Borrower as of the last day of any fiscal quarter to be greater than 3.50 to 1.00.

(e) Minimum Interest Coverage Ratio. Permit the Interest Coverage Ratio of the Borrower as of the last day of any fiscal quarter to be less than 1.50 to 1.00.

6.2 Indebtedness.6.3 Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) unsecured trade payables in the ordinary course of its business; and

(c) other Indebtedness, so long as after giving effect thereto, the Borrower shall be in compliance with Section 6.1.

6.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of the Collateral or any Borrowing Base Asset, whether now owned or hereafter acquired, except for:

(a) Liens in favor of the Administrative Agent and the Lenders under the Loan Documents to secure the Obligations;

(b) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings for which adequate reserves with respect thereto are maintained on the books of the Borrower or the Guarantors, as the case may be, in conformity with GAAP;

(c) Liens in favor of a bank or other financial institution arising as a matter of law or under a control agreement encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry so long as those deposits are not given in connection with the issuance or incurrence of Indebtedness;

(d) Liens on Capital Stock of any Subsidiary of the Loan Parties that is, or is required to be, whether now or hereafter, pledged in connection with any Indebtedness of any Subsidiary that is not a Borrowing Base Party; and

(e) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.2(c); provided that, to the extent such Liens are intended to be secured by any Collateral, (1) the Liens on the Collateral securing such Indebtedness shall either (A)(x) rank junior in priority to the Liens on the Collateral securing the Obligations and (y) be subject to the First Lien/Second Lien Intercreditor Agreement or (B) to the extent such Liens are intended to be secured by any Borrowing Base Assets, (x) rank junior in priority to the Liens on such Borrowing Base Assets securing the Obligations and (y) be subject to the Crossing Lien Intercreditor Agreement and (2) there shall be no Other Secured Indebtedness outstanding at such time.

6.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that the Borrower and the Guarantors may Dispose of any or all of the Borrowing Base Assets, subject to satisfaction of the conditions precedent set forth in Section 4.4, and the Borrower and the Guarantors may enter into any merger, consolidation or amalgamation in connection with one or more transactions which do not constitute a Change of Control; provided that (i) in any transaction involving the Borrower, the Borrower shall be the continuing or surviving Person or (ii) in any transaction involving a Guarantor, simultaneously with such transaction, the continuing or surviving Person, if not the Borrower, shall accede to the Obligations of such Guarantor and shall comply with Section 5.8 in connection therewith.

6.5 Dispositions. Make any Disposition of any Collateral, except that any Disposition shall be permitted provided that either (x) after giving effect to such Disposition, the Specified Conditions are satisfied or (y) if the Specified Conditions are not satisfied, (i) the ratios and financial metrics tested pursuant to Section 6.1 are improved as a result of such Disposition and (ii) such Disposition is made for cash and Cash Equivalents and the net cash proceeds thereof are applied to the repayment of outstanding Loans (without a requirement to permanently reduce Revolving Credit Commitments).

6.6 Restricted Payments(a) . Make any Restricted Payment, except:

(a) any Guarantor may make (and incur any obligation (contingent or otherwise) to declare and/or pay) Restricted Payments to any holder of its equity interests so long as such Restricted Payment is made ratably to the holders of its equity interests in accordance with such Guarantor’s organizational documents;

(b) Restricted Payments in an amount for any fiscal year of the Borrower equal to such amount as is necessary for the Borrower (or such applicable Guarantor which maintains REIT status) to (i) so long as no Event of Default pursuant to Section 7.1(f) has occurred and is continuing or would result therefrom, maintain its status as a REIT and (ii) so long as no Default is continuing or would result therefrom, avoid payment of any corporate or excise Taxes, including pursuant to Code Section 857 and 4981; and

(c) the Borrower may make (and incur any obligation (contingent or otherwise) to declare and/or pay) Restricted Payments if (i) at the time of, and after giving effect to, such Restricted Payment, no Default or Event of Default shall have occurred and be continuing and (ii) after giving effect to such Restricted Payment, the Loan Parties shall be in compliance with the financial condition covenants set forth in Section 6.1 on a pro forma basis as of the last day of the most recently ended fiscal quarter for which the Borrower is required to have delivered a Compliance Certificate pursuant to Section 5.1.

6.7 Investments. Make any Investments, except (x) any Investment which is consistent with the Borrower’s investment objectives and strategies as set forth in the Borrower’s most recent publicly filed prospectus and (y) with respect to an Investment which does not satisfy clause (x) above, such Investment shall be permitted so long as, after giving effect to such Investment, the Specified Conditions are satisfied.

6.8 Limitation on Modifications of Organizational Documents. Amend its organizational documents in any manner that is materially adverse to the Lenders, which amendment, in the case of the Borrower only, is not corrected in a manner reasonably satisfactory to the Administrative Agent on or prior to the date that is 30 days after receipt of notice thereof from the Administrative Agent; provided that the Borrower may not request any Loans until the Borrower has so corrected such amendment to its organizational documents.

6.9 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on terms substantially as favorable to the Borrower or any Guarantor as would be obtainable by the Borrower or such Guarantor at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (i) transaction between or among the Loan Parties not prohibited hereunder and (ii) Investments and Restricted Payments not prohibited hereunder.

6.10 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower or the Guarantors to end on a day other than December 31 or change the Borrower’s or the Guarantors’ applicable method of determining fiscal quarters in each case without providing prior written notice thereof to the Administrative Agent.

6.11 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or the Guarantors to create, incur, assume or suffer to exist any Lien upon any of the Collateral, whether now owned or hereafter acquired, to secure the Obligations or their respective obligations under the Guarantee and Collateral Agreement, other than this Agreement and the other Loan Documents.

6.12 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses which may lawfully be conducted while maintaining REIT Status.

6.13 Limitation on Modifications to Borrowing Base Assets. Take any action constituting a consent, amendment, supplement, waiver, release or other modification of any term of any Borrowing Base Asset, which modification results in such Borrowing Base Asset no longer constituting an Eligible Asset, unless, after giving pro forma effect to such modification, the Specified Conditions are met.

6.14 REIT Status. With respect to the Borrower only, fail to meet the requirements for REIT Status.

6.15 Disclosable Events. (a) (i) Engage, directly or indirectly, in business dealings with any Sanctioned Person; or (ii) use the proceeds of the Loans to conduct any business dealings or transaction with any Sanctioned Person.

(b) Derive or use any of its assets in violation of the anti-money laundering or anti-terrorism laws or regulations of the United States, including but not limited to the USA PATRIOT Act, the Money Laundering Control Act, the Bank Secrecy Act and any related Executive Order of the President.

(c) Fail to comply with applicable anti-bribery and anti-corruption laws and regulations (including the FCPA), including any failure to so comply that may result in the forfeiture of the proceeds of the Loans or a claim of forfeiture of the proceeds of the Loans.

(d) Fail to provide the Administrative Agent and the Lenders with any information regarding any Loan Party or any Controlled Affiliate necessary for the Administrative Agent or any of the Lenders to comply with (i) the anti-money laundering laws and regulations, including but not limited to the USA PATRIOT Act, The Money Laundering Control Act, the Bank Secrecy Act and any related Executive Order issued by the President, (ii) all applicable Sanctions, and (iii) all applicable anti-corruption and anti-bribery laws and regulations, including the FCPA, in each case which the Administrative Agent and the Lenders have requested be provided.

6.16 Borrowing Base Subsidiary Parties. Permit any Borrowing Base Subsidiary Party to create, incur, assume or suffer to exist any Indebtedness or any Lien upon any of its assets, whether now owned or hereafter acquired.

SECTION 7 EVENTS OF DEFAULT

7.1 Events of Default. If any of the following events shall occur and be continuing:

(a) (i) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or (ii) the Borrower shall fail to pay (A) any interest on any Loan within three Business Days after any such interest becomes due in accordance with the terms hereof, or (B) any other amount payable hereunder or under any other Loan Document, within three Business Days after notice thereof to the Borrower from the Administrative Agent or the Borrower first obtaining Knowledge; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (other than the representations and warranties set forth in the first sentence of Section 3.16), in any Borrowing Base Certificate, or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished, and such breach is not remedied within ten Business Days after the earliest to occur of notice thereof to the Borrower from the Administrative Agent or the Borrower first obtaining Knowledge thereof; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 5.4(a)(as to maintenance of existence only), Section 5.7(a), Section 5.9, Section 5.15 or Section 6, and such default shall continue unremedied for a period of five Business Days after the earliest to occur of notice thereof to the Borrower from the Administrative Agent or the Borrower first obtaining Knowledge thereof; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earliest to occur of the Administrative Agent notifying the Borrower of a failure to observe or perform such agreement or the Borrower first obtaining Knowledge thereof; or

(e) any Loan Party shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans) or any Hedge Recourse Indebtedness on the scheduled or original due date with respect thereto (after giving effect to any applicable period of grace); or (ii) default in making any payment of any interest on any such Indebtedness or any Hedge Recourse Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Hedge Recourse Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Hedge Recourse Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness or Hedge Recourse Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required and subject to any cure or grace periods, such Indebtedness or Hedge Recourse Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that, a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness or Hedge Recourse Indebtedness having an aggregate outstanding principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of which exceeds in the aggregate, $15,000,000; provided, further, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default if the applicable Loan Party cures such default, event or condition, as the case may be, within the grace period, if any, provided under the applicable instrument or agreement; or

(f) an Act of Insolvency shall have occurred with respect to any Loan Party; or

(g) (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Guarantor or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, or (v) the Borrower or any Guarantor shall, or shall be reasonably likely, to incur any liability in connection with a withdrawal from or the Insolvency of a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Loan Party involving for the Loan Parties taken as a whole a liability (not paid or fully covered by insurance or for which adequate reserves have not been established in accordance with GAAP) of $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 90 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) any Change of Control shall occur;

then, and in any such event for so long as such event is continuing, (A) if such event is an Event of Default specified in paragraph (f) above with respect to the Borrower, the Revolving Credit Commitments shall immediately and automatically terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately and automatically become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving

Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

SECTION 8 THE ADMINISTRATIVE AGENT

8.1 Appointment. (a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) Each Lender hereby further authorizes the Administrative Agent to enter into the Crossing Lien Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement and any other intercreditor agreement and any respective amendments thereto on behalf of such Lender.

8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3 Exculpatory Provisions. (a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

(b) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 9.6 and all actions required by such Section in connection with such transfer shall have been taken. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders, Required Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders, Required Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent shall have received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders, Required Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Related Parties have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its Related Parties.

8.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Revolving Credit Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Revolving Credit Percentages immediately prior to such date), for, and to save the Administrative Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Revolving Credit Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders or another Person that is an Eligible Assignee a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.1(a) or 7.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans; provided that, in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. A resigning Administrative Agent’s resignation shall become effective (x) in the case an Event of Default has occurred and is continuing regardless of whether a successor agent has accepted appointment as Administrative Agent by the date that is thirty days following a retiring Administrative Agent’s notice of resignation, upon the expiration of such ten day period, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above, and (y) in all other cases, only at such time as the Required Lenders appoint a successor agent as provided for above. After the Administrative Agent’s resignation as Administrative Agent, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

8.10 Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to (a) effect any release of guarantee obligations contemplated by Section 9.15 of this Agreement or Section 2 of the Guarantee and Collateral Agreement, (b) effect any subordination of Liens pursuant to the Crossing Lien Intercreditor Agreement and (c) effect any release of Liens contemplated by Section 8.14(b) of the Guarantee and Collateral Agreement and Section 7.14(b) of the Pledge Agreement.

8.11 The Arrangers, the Syndication Agent and the Co-Documentation Agents. The Arrangers, the Syndication Agent and the Co-Documentation Agents, in their capacities as such, shall have no duties or responsibilities, nor shall the Arrangers, Syndication Agent or the Co-Documentation Agents incur any liability, under this Agreement and the other Loan Documents.

8.12 No Duty to Disclose. The Administrative Agent, the Arrangers, the Syndication Agent, the Co-Documentation Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and none of the Administrative Agent, the Syndication Agent, the Co-Documentation Agents nor the Arrangers have any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.

8.13 Waiver. To the fullest extent permitted by law, the Borrower and the other Loan Parties hereby waive and release any claims that it may have against the Administrative Agent, the Arrangers, the Syndication Agent and the Co-Documentation Agents with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

8.14 Erroneous Payment.

(a) Each Lender (and each Participant of any of the foregoing, by its acceptance of a participation) hereby acknowledges and agrees that if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender (any of the foregoing, a “Payment Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment as to which such a demand was made. A notice of the Administrative Agent to any Payment Recipient under this Section shall be conclusive, absent manifest error.

(b) Without limitation of clause (a) above, each Payment Recipient further acknowledges and agrees that if such Payment Recipient receives a Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Payment Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(c) Any Payment required to be returned by a Payment Recipient under this Section shall be made in same-day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Payment Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(d) Loan Parties and each other Subsidiary of the Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Subsidiary except, in each case, to the extent such erroneous Payment is, and with respect to the amount of such erroneous Payment that is, comprised of funds of the Borrower or any other Subsidiary.

(e) Each party’s obligations, agreements and waivers under this Section 8.11 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

8.15 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of credit, the Revolving Credit Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement satisfies the requirements of subsection (b) through (g) of Part I of PET 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 9 MISCELLANEOUS

9.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, restated, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive all or any portion of the principal amount or extend the final scheduled date of maturity of any Loan (except as expressly contemplated in this Agreement), reduce the stated rate of any interest or fee payable under this Agreement (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders), and (y) that a waiver of any Default, Event of Default or mandatory reduction of the

Revolving Credit Commitments shall not constitute a forgiveness in principal (which amendment or modification shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof (except as expressly contemplated in this Agreement), or increase the amount or extend the expiration date of any Revolving Credit Commitment of any Lender (except as expressly contemplated in this Agreement), in each case without the consent of each Lender directly affected thereby, except that a waiver of any Default or Event of Default shall not constitute an extension of any scheduled date of payment or increase in the amount or extend the expiration of the Revolving Credit Commitments;

(ii) amend, modify or waive any provision of this Section, reduce any percentage specified in the definition of “Required Lenders”, “Supermajority Lenders”, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release any Guarantor or the Borrower from their respective obligations under the Guarantee and Collateral Agreement, in each case without the consent of all of the Lenders;

(iii) amend, modify or waive any provision of Section 8, or any other provision affecting the rights, duties or obligations of the Administrative Agent, without the consent of the Administrative Agent;

(iv) amend, modify or waive any provision of Section 2.14 without the consent of each Lender directly affected thereby;

(v) expressly subordinate (other than with respect to Non-Borrowing Base Collateral pursuant to the terms of the Crossing Lien Intercreditor Agreement) the Liens on any Collateral granted to or held by the Administrative Agent securing the Obligations or expressly subordinate the Obligations, in each case, to any other Indebtedness, without the consent of each Lender;

(vi) amend, modify or waive any provision of Section 2.22(a)(ii), Section 6.5 of the Guarantee and Collateral Agreement or Section 5.3 of the Pledge Agreement without the consent of each Lender directly affected thereby;

(vii) waive any condition set forth in Section 4.1 or 4.2 without the consent of each Lender;

(viii) (x) change the definition of the term “Borrowing Base,” or any component definition thereof (including, without limitation, the definitions of “Eligible Asset”, “ Commercial Mortgage Loan”, “AAA CMBS”, “Investment Grade (Non-AAA) Mortgage-Backed Security”, “Non-Investment Grade Mortgage-Backed Security”, “Commercial Mezzanine Loan”, “Preferred Equity Investment”, “CLO Equity Investment” and “Borrowing Base Conditions”) if, as a result of such change, the amounts available to be borrowed by the Borrower would be increased or (y) add any new classes of Eligible Asset thereto, in case, without the prior consent of the Supermajority Lenders;

(ix) waive any condition set forth in Section 4.3 or 4.4 without the consent of each Supermajority Lender;

(x) impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 9.6 without the consent of each Lender directly affected thereby; or

(xi) (i) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or (ii) subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness, in each case, without the prior written consent of each Lender directly affected thereby.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided that delivery of an executed signature page of any such instrument by facsimile transmission or electronic communication shall be effective as delivery of a manually executed counterpart thereof.

9.2 Notices. (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice or electronic mail, when received, addressed (i) in the case of the Borrower and the Administrative Agent, as follows, (ii) in the case of the Lenders, as set forth in an Administrative Questionnaire delivered to the Administrative Agent or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Assumption, in such Assignment and Assumption or (iii) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

Borrower:

FS Credit Real Estate Investment Trust, Inc.

201 Rouse Blvd.

Philadelphia, Pennsylvania 19112

Attention: Chief Financial Officer

Telephone: (215) 495-1150

Email: credit.notices@fsinvestments.com;

FSCREIT_TEAM@fsinvestments.com

and to:	Venable LLP 151 West 42nd Street New York, NY 10036 Attention: Jay Gavigan Telephone: 212 370 6287 Email: jgavigan@venable.com

Administrative Agent:	Barclays Bank PLC 745 Seventh Avenue New York, NY 10019 Attention: Wendar Chen Telephone: 908 581-4497 Email: Wendar.Chen@barclays.com provided that, any notice, request or demand to or upon the Administrative Agent or any Lender shall not be effective until received.

(b) Without limiting Section 9.2(a), notices and other communications to the Administrative Agent, the Borrower or the Lenders hereunder may be delivered or furnished by any other electronic communications pursuant to procedures mutually approved by the Administrative Agent and the Borrower.

9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses actually incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of outside counsel to the Administrative Agent (subject to agreed limits) and the charges of the Platform, (b) to pay or reimburse each Lender and the Administrative Agent for all their reasonable out-of-pocket costs and expenses actually incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of outside counsel to each Lender and of outside counsel to the Administrative Agent, and (c) to pay, indemnify or reimburse each Lender, the Administrative Agent, their respective Affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever actually incurred by an Indemnitee or imposed on any Indemnitee in connection with any claim asserted by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, any commitment letter or fee letter in connection therewith, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds thereof, (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned, occupied or operated by the Borrower or any other Loan Party, or any Environmental Liability related in any way to the Borrower or any other Loan Party or any of their respective properties (other than any such presence or release to the extent first arising solely after the date on which the Administrative Agent or any Secured Party enforces its remedies with respect to such property or the Pledged Stock of the applicable Borrower pursuant to the Loan Documents following an Event of Default by transferring the respective property or such Pledged Stock pursuant to a foreclosure, accepting a deed in lieu of foreclosure or similar transfer thereof or the appointment of a receiver by a court of competent jurisdiction with respect thereto) or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”); provided that, the Borrower shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (other than with respect to Barclays Bank PLC, in its capacity as the Administrative Agent) a material breach of this Agreement by such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons unless determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, or for any special, indirect, consequential or punitive damages in connection with the Revolving Credit Commitments. No Loan Party (or any of their respective Affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons) shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Revolving Credit Commitments unless determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Loan Party (or any of their respective Affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons); provided that such waiver of special, indirect, consequential or punitive damages shall not otherwise limit the indemnification obligations of the Borrower under this Section. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder. For the avoidance of doubt, this Section 9.5 shall not apply to Taxes, except any Taxes that represent losses or damages arising from any non-Tax claim.

9.6 Successors and Assigns.

(a) Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (c) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it) to an Eligible Assignee; provided that, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date)

shall not be less than $5,000,000 and whole increments of $1,000,000 in excess thereof, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed, it being agreed that the Borrower’s refusal to consent to an assignment to an Affiliate of a Disqualified Institution shall not be deemed unreasonable) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (it being understood, for the avoidance of doubt, that no Loan Party shall have any obligation to pay, or reimburse the Administrative Agent for, such recordation fee other than as provided in Section 2.20(a)(F)); provided that, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address referred to in Section 9.2 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.7 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of all the Lenders under Section 9.1 that directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16 (it being understood that the documentation required under Section 2.16 shall be delivered to the participating Lender)) and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that, such Participant (A) agrees to be subject to the provisions of Sections 2.19 and 2.20 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.20 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender; provided that such Participant agrees to be subject to Section 9.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The Participant Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Disqualified Institutions. (i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). Any assignment or participation to a Disqualified Institution without the Borrower’s consent shall be null and void.

(ii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions will not (x) have the right to receive information, reports or other materials provided to Lenders (or prospective Lenders) by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders (or prospective Lenders)and the Administrative Agent, or (z) access any electronic site established for the Lenders (or prospective Lenders) or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders.

(iii) The Administrative Agent shall promptly, and the Borrower hereby expressly authorize the Administrative Agent, to post the list of Disqualified Institutions provided by the Borrower and any annual updates thereto (such annual updates becoming effective upon such posting) on the Platform and/or provide such list to each Lender (and each prospective Lender and prospective Participant) requesting the same.

9.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(f) or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that (i) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

(b) Subject to Sections 9.7(c) and (d), in addition to any rights and remedies of the Lenders provided by law, each Lender and its Affiliates shall have the right, at any time and from time to time while an Event of Default shall have occurred and be continuing, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(c) Each Lender hereby acknowledges that the exercise by any Lender or its Affiliates of offset, set-off, banker’s lien or similar rights against any deposit account or other property or asset of the Borrower or any other Loan Party could result under certain laws in significant impairment of the ability of all Lenders to recover any further amounts in respect of the Obligations. Each Lender hereby agrees not to charge or offset any amount owed to it by Borrower against any of the accounts, property or assets of the Borrower or any other Loan Party held by such Lender without the prior written approval of the Required Lenders.

(d) In the event that any Defaulting Lender shall exercise any such right of setoff, all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders.

9.8 Counterparts and Electronic Execution. (a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

(b) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

9.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent, the Arrangers, the Syndication Agent, the Co-Documentation Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arrangers, the Syndication Agent, the Administrative Agent, the Co-Documentation Agents or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9.12 Submission To Jurisdiction; Waivers. The Borrower and the Administrative Agent hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower or the Administrative Agent, as applicable, at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right of the Administrative Agent, any Arranger or any Lender, to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

For avoidance of doubt, nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

9.13 Acknowledgements. The Borrower and Guarantors hereby acknowledge that:

(a) it has been advised by and consulted with its own legal, accounting, regulatory and tax advisors (to the extent it deemed appropriate) in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of the Arrangers, the Syndication Agent, the Administrative Agent, the Co-Documentation Agents nor any Lender has any fiduciary relationship with or duty to the Borrower or the Guarantors arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arrangers, the Syndication Agent, the Administrative Agent, the Co-Documentation Agents and the Lenders, on one hand, and the Borrower and the Guarantors, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c) it is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and

(d) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arrangers, the Syndication Agent, the Administrative Agent, the Co-Documentation Agents and the Lenders or among the Borrower, the Guarantors and the Lenders.

9.14 Confidentiality. Each of the Administrative Agent and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential (including the terms hereof or any other Loan Document); provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Arrangers, the Syndication Agent, the Administrative Agent, the Co-Documentation Agents, any other Lender or any Affiliate of any thereof, (b) to any Participant or Eligible Assignee (each, a “Transferee”) or prospective Transferee, other than a Disqualified Institution, that agrees to comply with the provisions of this

Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors who need to know such information and has generally been informed of confidentiality requirements, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements (other than a Disqualified Institution) or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document; provided, that in the case of each of clauses (e), (f) and (g), the Administrative Agent and such Lender, as applicable, shall, to the extent permitted by applicable Requirements of Law, provide the Borrower with reasonable advance notice of such disclosure.

9.15 Release of Guarantee Obligations. Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations have been paid in full (other than contingent obligations for which no claims have been made) and all Revolving Credit Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent shall take such actions as shall be required to release all guarantee obligations and all Liens under any Loan Document. Any such release of guarantee obligations and Liens shall be deemed subject to the provision that such guarantee obligations and Liens shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or the Guarantors, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or the Guarantors or any substantial part of its property, or otherwise, all as though such payment had not been made.

9.16 Release of Collateral. (a) Notwithstanding any other provision of this Loan Agreement or any other Loan Document, the Lien of the Security Documents automatically and immediately shall be release on any asset Disposed of by the Borrower or the Guarantors in a manner that is not prohibited by this Agreement and the Administrative Agent shall, upon request, and without the further consent of any Lender, confirm in writing such release.

(b) The Liens granted to the Administrative Agent by the Loan Parties on any Non-Borrowing Base Collateral securing the Obligations may be subordinated to the Liens on such Non-Borrowing Base Collateral securing the Crossing Lien Indebtedness, all without the further consent or joinder of any Lender. The Lenders hereby authorize the Administrative Agent, immediately after any notice is received pursuant to the definition of Crossing Lien Event, to execute and deliver the Crossing Lien Intercreditor Agreement, together with any joinders thereto from time to time and (ii) any instruments, documents and agreements necessary to evidence and confirm the subordination of the Liens on the Non-Borrowing Base Collateral securing the Obligations to the Liens on such Non-Borrowing Base Collateral securing such Crossing Lien Indebtedness, in each case, without further consent or joinder of any Lender.

9.17 Accounting Changes. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial condition covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial condition covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or, if applicable, the SEC.

9.18 Waivers of Jury Trial. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.19 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any Resolution Authority.

9.20 Patriot Act and Beneficial Ownership Regulation. Each Lender that is subject to the PATRIOT Act and/or Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act and Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the PATRIOT Act and Beneficial Ownership Regulation. The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

9.21 Acknowledgement Regarding Any Support QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

As used in this Section 9.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity”: any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

FS CREDIT REAL ESTATE INCOME TRUST, INC., as the Borrower

By:	/s/ Stephen Sypherd
Name: Stephen Sypherd
Title: Vice President, Treasurer, and Secretary

FS CREIT FINANCE HOLDINGS LLC, as a Guarantor

By:	/s/ Stephen Sypherd
Name: Stephen Sypherd
Title: Vice President, Treasurer, and Secretary

FS RIALTO EII LLC, as a Guarantor

By:	/s/ Stephen Sypherd
Name: Stephen Sypherd
Title: Vice President, Treasurer, and Secretary

FS RIALTO QI LLC, as a Guarantor

By:	/s/ Stephen Sypherd
Name: Stephen Sypherd
Title: Vice President, Treasurer, and Secretary

[Signature Page to Credit Agreement]

FS RIALTO SUB-REIT LLC, as a Guarantor

By:	/s/ Stephen Sypherd
Name: Stephen Sypherd
Title: Vice President, Treasurer, and Secretary

FS CREIT INVESTMENTS LLC, as a Guarantor

By:	/s/ Stephen Sypherd
Name: Stephen Sypherd
Title: Vice President, Treasurer, and Secretary

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC,
as Administrative Agent, Arranger and Lender

By:	/s/ Craig Malloy
Name: Craig Malloy
Title: Director

[Signature Page to Credit Agreement]

City National Bank,
as Lender

By:	/s/ Jeffrey Feinberg
Name: Jeffrey Feinberg
Title: Senior Vice President

[Signature Page to Credit Agreement]

Wells Fargo Bank, National Association,
as Lender

By:	/s/ Kristen Ray
Name: Kristen Ray
Title: Managing Director

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA,
as Lender

By:	/s/ Jonathan Dworkin
Name: Jonathan Dworkin
Title: Authorized Signatory

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK,
as Lender

By:	/s/ Kevin Faber
Name: Kevin Faber
Title: Vice President

[Signature Page to Credit Agreement]

M&T Bank,
as Lender

By:	/s/ David Moorin
Name: David Moorin
Title: Vice President

[Signature Page to Credit Agreement]

Annex A

Revolving Credit Commitments

Lender	2025 Revolving Credit Commitment	2027 Revolving Credit Commitment
Barclays Bank PLC	$0	$75,000,000
City National Bank	$0	$100,000,000
Wells Fargo Bank, National Association	$0	$75,000,000
Goldman Sachs Bank USA	$0	$50,000,000
JPMorgan Chase Bank, N.A.	$0	$50,000,000
M&T Bank	$0	$50,000,000
Customers Bank	$25,000,000	$0
Total Revolving Credit Commitments	$25,000,000	$400,000,000

Annex A

Schedule 1.1(a)

DISQUALIFIED INSTITUTIONS

[On File]

Schedule 1.1(a)

Schcedule 1.1(b)

Brokers

Part A – Approved Dealers

ABN

Antares Capital Advisors, LLC

Bank of America Merrill Lynch

Bank of America N.A.

Bank of New York Mellon

Bank of NY Mellon (BNYM Capital Markets)

Barclays Bank PLC

Barclays Capital Inc.

BMO Capital Markets

BNP Paribas SA

BNP Paribas Securities Corp.

BofA Distributors, Inc.

BTIG LLC

Cantor Fitzgerald

Cantor Fitzgerald & Co.

Citicorp Securities Services, Inc.

Citigroup Global Markets Inc.

Citigroup, Inc.

CommerzBank AG

Credit Agricole

Credit Suisse AG

Credit Suisse Securities (USA) LLC

Daiwa Capital Markets America Inc.

Deutsche Bank

Deutsche Bank AG

Deutsche Bank Securities Inc.

FBR Capital Markets & Co.

Fidelity Brokerage Services LLC

Fidelity Capital Markets

Global Hunter Securities LLC

Goldman Sachs

Goldman, Sachs & Co.

Guggenheim Securities LLC

HSBC

HSBC Securities (USA) Inc.

Imperial Capital

Imperial Capital LLC

ING Financial Markets LLC

J.P. Morgan Securities Inc.

Schedule 1.1(b)

Jefferies

Jeffries & Company, Inc.

JP Morgan Chase & Co.

Key Bank

Lazard Freres & Co. LLC

Macquarie Capital USA Inc.

Merrill Lynch & Co., Inc.

Merrill Lynch Government Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mitsubishi UFJ Securities USA Inc.

Mizuho Securities USA Inc.

Morgan Stanley

Morgan Stanley & Co. Incorporated

Natixis Global Asset Management

Nomura Securities International, Inc.

Oppenheimer & Co Inc

RBC Capital Markets

Robert W. Baird

Royal Bank of Canada

RW Baird

Santander

Scotia Bank

Scotiabank

Societe General

Societe Generale SA

State Street Bank

Stifel Financial Corp

Truist Banks

TD Securities

UBS AG

UBS Financial Services Inc.

UBS Securities LLC

US Bancorp

Wells Fargo & Company

Wells Fargo Advisors, LLC

Wells Fargo Investments, LLC

Wells Fargo Securities, LLC

Part B – Approved Pricing Services (only in reference to the pricing of liquid assets)

Bloomberg

FT Interactive Data Corporation

Interactive Data Corporation

International Data Corporation

JPM Pricing Direct

Loan Pricing Corporation

-ii-

Markit

Thomson Reuters

TRACE trades

-iii-

Schedule 3.15

FILING OFFICES

FS Credit Real Estate Income Trust, Inc.	Maryland State Department of Assessments and Taxation
FS CREIT Finance Holdings LLC	Delaware Secretary of State
FS Rialto EII LLC	Delaware Secretary of State
FS Rialto QI LLC	Delaware Secretary of State
FS Rialto Sub-REIT LLC	Delaware Secretary of State
FS CREIT Investments LLC	Delaware Secretary of State

Schedule 3.15